Exhibit 2.1

DATED July 29, 2014

(1) CHRISTIAN MOPPETT, BENJAMIN MOPPETT, SIMON MOPPETT AND ROSMARIE MOPPETT AS TRUSTEES OF THE MOPPETT FAMILY SETTLEMENT (DOUGLAS HERBERT MOPPETT) 2009

and

(2) ROSMARIE MOPPETT

and

(3) FLORIDA PNEUMATIC MANUFACTURING CORPORATION

and

(4) P&F INDUSTRIES, INC

SALE AND PURCHASE AGREEMENT

relating to the acquisition of Universal Air Tool Company Limited

Shoosmiths LLP

2 Colmore Square

38 Colmore Circus

Queensway

Birmingham

B4 6SH

Tel: 03700 864000

Fax: 03700 864001

Ref. AP.ED.240894.1

TABLE OF CONTENTS

1	INTERPRETATION	1

2	AGREEMENT TO SELL THE SHARES	11

3	CONSIDERATION	11

4	COMPLETION	13

5	WARRANTIES	16

6	PROTECTION OF GOODWILL	17

7	CONFIDENTIAL INFORMATION	18

8	specific indemnities	18

9	buyer warranties	19

10	GUARANTEE	19

11	ANNOUNCEMENTS	20

12	COSTS	21

13	EFFECT OF COMPLETION	21

14	FURTHER ASSURANCE	21

15	ENTIRE AGREEMENT	21

16	VARIATIONS	21

17	WAIVER	21

18	INVALIDITY	22

19	NOTICES	22

20	COUNTERPARTS	23

21	MISCELLANEOUS	23

22	GOVERNING LAW AND JURISDICTION	26

SCHEDULE 1 PART 1 - PARTICULARS OF THE SELLERS		27

SCHEDULE 1 PART 2 - PARTICULARS OF THE COMPANY		28

SCHEDULE 2 PART 1 - THE PROPERty		29

schEDULE 3 WARRANTIES		30

THIS SHARE SALE and PURCHASE AGREEMENT is made on July 29, 2014:

BETWEEN

1.	THE SEVERAL PERSONS whose names and addresses are set out in part 1 of Schedule 1 who are acting in their capacity as trustees of The Moppett Family Settlement (Douglas Herbert Moppett 2009 (the “Trustees”); and

2.	ROSMARIE MOPPETT whose details are set out in part 1 of Schedule 1 (“RM”); and

(The Trustees and RM being each a Seller and together the “Sellers”);

3.	FLORIDA PNEUMATIC MANUFACTURING CORPORATION, a company incorporated in Florida, United States whose registered office is at 851 Jupiter Park Lane, Jupiter, Florida 33458-8998 (the “Buyer”); and

4.	P&F INDUSTRIES, INC, a company incorporated in Delaware, United States whose registered office is at 445 Broadhollow Road, Suite 100, Melville, New York (the “Guarantor”).

BACKGROUND

(A)	Universal Air Tool Company Limited, a company incorporated in England and Wales (company number 01122438), has at the date of this Agreement, a share capital of ordinary shares of £1.00 each of which 6,601 are in issue and are fully paid or credited as fully paid and are owned by the Sellers in the numbers shown opposite their respective names in column (2) of part 1 of Schedule 1.

(B)	The Sellers have agreed to sell the Shares to the Buyer and the Buyer has agreed to purchase the Shares.

(C)	The Guarantor is the holding company of the Buyer and has agreed to join in this Agreement for the purpose of guaranteeing the Buyer’s obligations under this Agreement.

The parties agree as follows:

1	INTERPRETATION

1.1	In this Agreement (unless the context otherwise requires) the following definitions apply:

“Accounts”	the audited financial statements of the Company contained in the Disclosed Documents and comprising the balance sheet, the profit and loss account of the Company together with the notes thereon, the directors’ report and auditor’s certificate, as at and for the financial period ended on the Last Accounts Date;

“Actual Working Capital”	the aggregate working capital of the Company at the Completion Date, as shown in the Working Capital Statement calculated pursuant to the provisions of Schedule 8;

“Anti-Corruption Laws”	any laws, regulations or conventions in any part of the world related to combating bribery and corruption, including the Bribery Act 2010;

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“Anti-Terrorism and Anti-Money Laundering Laws”	any laws, regulations or conventions in any part of the world related to terrorism or money laundering, including the Proceeds of Crime Act 2002, the Terrorism Act 2000 and the Money Laundering Regulations 2007;

“Associated Company”	a company which is an associate of another in the terms set out in section 435(6) of the Companies Act 2006;

“Business”	the business of supplying pneumatic tools and accessories for the automotive and industrial sectors to distributors in the UK and Europe as carried on by the Company immediately before the date of this Agreement;

“Business Day”	any day (other than a Saturday or Sunday) on which banks are generally open for business in the City of London for the transaction of normal sterling banking business;

“Buyer’s Group”	the Buyer, a subsidiary or holding company for the time being of the Buyer and any subsidiary for the time being of any such holding company of the Buyer and any reference to “a member of the Buyer’s Group” shall be construed accordingly;

“Buyer's Solicitors”	Shoosmiths LLP of 2 Colmore Square, 38 Colmore Circus Queensway, Birmingham, B4 6SH, ref: 240894.1/AP/ED;

“Cash”	the consolidated amount of any cash (including cash in transit, petty cash, cash in hand, cash equivalent (such as cheques received prior to the Effective Time by the Company and not at that stage cleared, liquid securities or other methods of payment) and credit balances with banks and other financial institutions, plus interest accrued to the Completion Date, in each case to which the Company is beneficially entitled as at the Effective Time less cash in transit as at the Completion Date paid by the Company and cheques issued on or before the Completion Date by the Company which are to be cleared through the bank accounts of the Company after the Effective Time, all as shown in the Closing Adjustment Accounts;

“Claim”	a Warranty Claim or a Tax Claim;

“Closing Adjustment Accounts”	the pro-forma balance sheet of the Company based on the last management accounts of the Company prior to the date of this Agreement showing the position of the Company as at Completion and prepared in accordance with the provisions of paragraph 3 of Schedule 8 as at the Completion Date;

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“Company”	Universal Air Tool Company Limited, particulars of which are contained in part 2 of Schedule 1;

“Company Intellectual Property”	Intellectual Property owned, used, held or licensed by the Company;

“Competition Law”	the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices and the control of acquisitions and mergers (including, but not limited to, the Chapter I and Chapter II prohibitions under the Competition Act 1998, the Article 101 and Article 102 prohibitions under the Treaty on the Functioning of the European Union and the cartel offence in Part 6 of the Enterprise Act 2002 as amended);

“Completion”	the completion of the sale and purchase of the Shares in accordance with clause 4;

“Completion Date”	the date of this Agreement;

“Confidential Information"	all information not at present in the public domain used in or otherwise relating to the Business or the technology, customers or financial or other affairs of the Company (including future plans);

“Consideration”	the consideration for the purchase of the Shares as set out in clause 3.1 and subject to adjustment as set out in clauses 3.4 and 3.5;

“Consultancy Agreements”	the consultancy agreements to be entered into between each of Christian Moppett and Simon Moppett and the Company in the agreed terms;

“Covenant Claim”	has the meaning given in part 1 of Schedule 4;

“Covenantors”	has the meaning given in part 1 of Schedule 4;

“CRC”	the CRC Energy Efficiency Scheme established by the CRC Energy Efficiency Scheme Order 2010, replaced by the CRC Energy Efficiency Scheme Order 2013 and any other carbon reduction scheme that replaces or supplements it;

“CTA 2010”	has the meaning given in part 1 of Schedule 4;

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“Debt”	the consolidated borrowing and other financial indebtedness in the nature of borrowings (including, without limitation, by way of acceptance credits, discounting or similar facilities, finance leases, loan stock, bonds, notes, debt or inventory financing, pension or pension like liabilities which are due but unpaid, negative mark to market related hedging contracts, sale and finance leaseback arrangements, any hire purchase arrangements, overdrafts or other similar arrangements the purpose of which is to borrow money or which constitute liabilities relating to the pre acquisition period) together with any interest accrued on such amounts, owed to any banking, financial, acceptance, credit, lending or other similar institution or organisation or any institutional investor or individual in each case as at the Effective Time and as shown in the Closing Adjustment Accounts;

“Disclosed”	any fact, matter, event or circumstance fairly and accurately disclosed in the Disclosure Letter in such manner and in such detail as to enable the Buyer to make an informed assessment of the fact, matter, event or circumstance concerned and its significance to the Company;

“Disclosure Documents”	the documents which are listed in the schedule of documents annexed to the Disclosure Letter and which have been loaded on a CD and which have been delivered to the Buyer with the Disclosure Letter;

“Disclosure Letter”	the letter in the agreed terms from the Sellers to the Buyer executed and delivered to the Buyer immediately prior to the execution of this Agreement and including the Disclosure Documents;

“Domain Name Licence”	the licence granted by Foresight Leasing Limited to the Company in relation to the use of the domain name www.universal.co.uk in the agreed terms;

“Due Amount”	the amount (if any) agreed or determined to be payable to the Buyer in respect of a Claim pursuant to the provisions of Schedule 7;

“EBITDA”	earnings before interest, taxes, depreciation and amortisation;

“Earn-Out Accounts”	the accounts of the Company prepared in accordance with the provisions of paragraphs 4 and 5 of Schedule 9;

“Earn-Out Consideration”	the sum equal to five times such amount by which the Company’s EBITDA for the twelve month period ending on the first anniversary of the Completion Date exceeds £219,000, provided always that such sum will be capped at £250,000;

“Earn Out Period”	the twelve month period following the Completion Date;

“Earn-Out Profit”	the EBITDA of the Company for the Earn-Out Period calculated in accordance with paragraph 4 and 5 of Schedule 9;

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“Effective Time”	the close of business on the Completion Date;

“Employment Costs”	all sums, costs, liabilities, fees and expenses incurred by the Company in relation to any new employee, worker, contractor or consultant who is employed, engaged or contracted by the Company commencing on or after Completion; including without limitation, recruitment costs and expenses, compensation, salary, employers national insurance contributions, Tax, benefits-in-kind (such as pensions, healthcare, company cars), training costs and expenses;

“Employment Laws”	all and any English national laws, common law, statutes, regulations or other subordinate legislation, codes of practice, judgments relating to or connected with (1) the employment of employees and/or their health and safety at work;

“Encumbrance”	any mortgage, charge (fixed or floating), pledge, lien, hypothecation, option, restriction, right of pre-emption, assignment by way of security, reservation of title, trust, set-off, claim, third party interest or right (legal or equitable) or other encumbrance or security interest of any kind however created or arising and any other agreement or arrangement (including a sale and re-purchase arrangement) having similar effect;

“Environment”	the natural and man-made environment, including all or any of the following media, namely air, water and land (including air within buildings and other material or man-made structures above or below the ground and water in drains and sewers) and any living organisms (including man) or systems supported by those media;

“Environmental Laws”	all and any applicable statutes, directives, regulations, other subordinate legislation, approved codes of practice, government circulars which have legal effect, judgments, decrees or instructions or decisions of any competent regulatory body in force from time to time, guidance notes which have legal effect and common law , relating to or connected with the protection of human health and safety or the Environment or the conditions of the work place or the generation, transportation, storage, treatment or disposal of Hazardous Items;

“Environmental Permits”	all necessary environmental permits, authorisations, licences, approvals, certificates, registrations, notifications, filings, exemptions or consents required under any Environmental Laws with regard to the Property and its use;

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“Environmental Warranties”	the Warranties in paragraph 20 of Schedule 3;

“Event”	has the meaning given in part 1 of Schedule 4;

“Guarantee”	any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off given or undertaken by a person to secure or support the obligations (actual or contingent) of any other person other than the Company;

“Hazardous Items”	any hazardous substances or materials which could cause harm to the health of living organisms or the Environment;

“Indemnity Claims”	a claim for a breach of any of the indemnities set out in Clause 8 or Schedule 6.

“Intellectual Property”	patents, supplementary protection certificates, petty patents, utility models and any other rights to inventions; copyright, moral rights and related rights; trade marks and trade names, service marks, rights in domain names, rights in get-up, rights to goodwill or to bring claims for passing off or unfair competition; rights in designs; database rights; rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world;

“IT Contracts”	all arrangements and agreements under which any third party provides any element of, or services relating to, the IT Systems, including without limitation leasing, hire-purchase, licensing (including without limitation content, open source and webwrap licences), support, maintenance, services, development, design and escrow agreements;

“IT Systems”	all computer hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such) and software (including associated preparatory materials, user manuals and other associated documentation) together with all related object and source codes and databases owned, used, leased or licensed by or to the Company;

“Joint Account”	a joint account set up by the Sellers’ Solicitors and the Buyer's Solicitors at Royal Bank of Scotland Plc;

“Joint Account Instruction Letter”	the letter, in the agreed terms from the Sellers’ Solicitors and the Buyer's Solicitors to Royal Bank of Scotland Plc relating to the operation of the Joint Account;

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“Joint Account Letter”	the letter, in the agreed terms, from the Buyer and the Sellers instructing and authorising the Sellers’ Solicitors and the Buyer's Solicitors to establish and operate the Joint Account;

“Last Accounts”	the Accounts of the Company for the period ended on the Last Accounts Date;

“Last Accounts Date”	31 December 2013;

“Lease”	a lease in the agreed terms to be made on or around the date hereof between the Trustees and the Company in relation to the Property at Unit 8 Lane End Industrial Park, Lane End, High Wycombe, Buckinghamshire, HP14 3BY;

“London Stock Exchange”	London Stock Exchange plc;

“Management Accounts”	the unaudited accounts of the Company for the 6 months ended 30 June 2014, a copy of which is in the Disclosure Letter;

“Permit”	a permit, licence, consent, approval, permission, exemption, certificate, qualification, registration and other authorisation and a filing of a notification report or assessment necessary for the operation of the Business;

“Planning Acts”	all legislation relating to town and country planning from time to time in force;

“Property”	the freehold property short particulars of which are set out in Schedule 2;

“Property Payment”	the loan of £310,000 made to the Trustees by the Buyer immediately prior to Completion for the acquisition of the Property;

“Proprietary Software”	means software developed entirely by employees of the Company or software where the whole of the Intellectual Property in the Software has been assigned to the Company;

“Registered IP”	Company Intellectual Property which is either registered or subject to an application for registration;

“Related Company”	in relation to any party which is a company, its holding companies and the subsidiaries, subsidiary undertakings and associated companies from time to time of such holding companies, all of them and each of them as the context admits and “Related Companies” shall be construed accordingly;

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“Sellers’ Accountants”	M R Salvage Limited of 7/8 Eghams Court, Boston Drive, Bourne End, Bucks SL8 5YS or such other firm of accountants notified to the Buyer by the Sellers;

“Sellers’ Solicitors”	Mills & Reeve LLP of 78-84 Colmore Row, Birmingham, West Midlands B3 2AB;

“Service Agreement”	the service agreement of Arthur Paterson in the agreed terms;

“Settlement Agreements”	the settlement agreements between each of Christian Moppett and Simon Moppett and the Company in the agreed terms;

“Shares”	the 6,601 ordinary shares of £1.00 each in the capital of the Company, all of which have been issued and are fully paid and which constitute the entire issued share capital of the Company;

“Social Media Accounts”	all social media accounts, pages and profiles, including blogs listed on third party platforms (whether still in existence or not) operated by or on behalf of the Company at any time prior to the Completion Date;

“Specific Indemnities”	the indemnities in clause 8 and Schedule 6;

“Substantial Customer”	a customer accounting for more than £50,000 of the Company’s sales in the financial year ended on the Last Accounts Date;

“Substantial Supplier”	a supplier accounting for more than £50,000 of the Company’s purchases in the financial year ended on the Last Accounts Date;

“Target Working Capital”	£739,611.00;

“Tax” or “tax”	has the meaning given in part 1 of Schedule 4;

“Taxation Authority”	has the meaning given in part 1 of Schedule 4;

“Tax Claim”	a Covenant Claim or a claim under the Tax Warranties (as the case may be);

“Tax Covenant”	the covenant in respect of taxation in part 3 of Schedule 4;

“Tax Warranties”	the Warranties in part 2 of Schedule 4;

“Transaction Documents”;	has such meaning as defined in clause 15.1.1;

“Trust”	The Moppett Family Settlement (Douglas Herbert Moppett 2009;

“TULRCA”	Trade Union and Labour Relations (Consolidation) Act 1992;

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“TUPE”	the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended);

“UK GAAP”	generally accepted accounting principles applied in the UK incorporating Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the Accounting Standards Board Limited;

“Warranties”	the warranties set out in clause 5, Schedule 3 and part 2 of Schedule 4 and "Warranty" means any of them;

“Warranty Claim”	a claim for breach of a Warranty other than the warranties contained in paragraphs 1.1.1, 1.1.2b), 2.2.1, 2.2.2 and 2.2.3 of Schedule 3; and

“Working Capital Payment”	such sum as is calculated in accordance with the provisions of Schedule 8 and is payable either by the Buyer to the Sellers or the Sellers to the Buyer as the case may be.

1.2	In this Agreement, unless otherwise specified, reference to:

1.2.1	a “subsidiary undertaking” is to be construed in accordance with section 1162 of the Companies Act 2006 and a “subsidiary” or “holding company” is to be construed in accordance with section 1159 of that Act and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of:

a)	another person (or its nominee), whether by way of security or in connection with the taking of security; or

b)	its nominee;

1.2.2	a person being “connected” with another shall be determined in accordance with sections 1122 and 1123 of the CTA 2010 or sections 993 to 994 of the Income Tax Act 2007, as appropriate (except that in construing sections 1122 and 1123 of the CTA 2010 “control” has the meaning given by section 1124 or section 450 of the CTA 2010 so that there is control whenever section 1124 or 450 requires, and in construing sections 993 to 994 “control” has the meaning given by section 450 of the CTA 2010 or section 995 of the Income Tax Act 2007 so that there is control whenever section 450 of the CTA 2010 or section 995 of the Income Tax Act 2007 requires);

1.2.3	a document in the “agreed terms” is a reference to that document in the form approved by each party;

1.2.4	“writing” includes any methods of representing words in a permanent legible form excluding e-mail (other than writing on an electronic or visual display screen or other transitory form);

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1.2.5	any phrase introduced by the terms “including”, “includes”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding or following those terms;

1.2.6	a “party” means a party to this Agreement and includes its assignees (if any) and/or the successors in title to substantially the whole of its undertaking and, in the case of an individual, to his or her estate and personal representatives;

1.2.7	a “person” includes any natural person, individual, company, firm, corporation, partnership, foundation, association, organisation, trust, government, state or agency of a state or any undertaking (in each case whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

1.2.8	the singular includes the plural and vice versa and reference to any gender includes the other genders;

1.2.9	a statute, statutory provision or subordinate legislation (“legislation”) accounting standard or EC Directive shall be construed as referring to such legislation, accounting standard or EC Directive as it is in force as at the date of this Agreement and:

a)	such legislation accounting standard or EC Directive as amended and in force for the time being and to any legislation, accounting standard or EC Directive which (either with or without modification) re-enacts, consolidates, enacts in rewritten form or supersedes any such legislation, accounting standard or EC directive; and

b)	any former legislation, accounting standard or EC Directive which it re-enacts, consolidates or enacts in rewritten form or supersedes,

provided that in the case of those matters which fall within clause 1.2.9a), as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation liability or restriction on, or otherwise adversely affect the rights of, any party; and

1.2.10	the time of day is reference to time in London, England.

1.3	In this Agreement:

1.3.1	(unless otherwise specified) reference to “clauses”, “paragraphs” or “Schedules” are to clauses and paragraphs of and schedules to this Agreement;

1.3.2	the Schedules form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Schedules; and

1.3.3	the table of contents, the headings and the descriptive notes in brackets relating to provisions of taxation statutes in this Agreement (whether statutes, statutory instruments, orders, enactments, laws, by-laws, directives, regulations or decrees, whether domestic or foreign, providing for or imposing any Tax) are for information only and shall not affect the interpretation of this Agreement.

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1.4	In this Agreement, unless otherwise specified:

1.4.1	any statement qualified by reference to the Sellers state of knowledge, belief or awareness shall be deemed to include an additional statement that it has been made after making reasonable enquiry of each other Seller but the Sellers will not be deemed to have made enquiry of any other person or further or otherwise;

1.4.2	the actual knowledge, belief or awareness of each Seller shall be imputed to all the Sellers; and

1.4.3	any agreement, covenant, warranty or liability arising under this Agreement on the part of two or more persons shall be deemed to be made or given by such persons jointly and severally.

1.5	The parties have participated jointly in the negotiating and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any of its provisions.

1.6	In this Agreement, unless otherwise specified, any reference to any party agreeing to “procure” or “ensure” performance of an action or obligation by any other person shall be interpreted as a primary obligation of that party (the “Obligor”) and not as a guarantee of the other person’s performance or as a secondary obligation of the Obligor.

2	AGREEMENT TO SELL THE SHARES

2.1	Sale of Shares

2.1.1	On the terms of this Agreement and with effect from Completion the Sellers shall, as legal and beneficial owners and with full title guarantee, sell; and the Buyer shall purchase, the Shares free from all Encumbrances and together with all rights and benefits attaching to them at the date of this Agreement (including the right to receive all dividends, distributions or any return of capital declared, made or paid by the Company on or after the date of this Agreement).

2.1.2	The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously, but completion of the purchase of some of the Shares will not affect the rights of the Buyer in respect of its rights to the other Shares.

2.2	Rights of pre-emption

The Sellers hereby unconditionally and irrevocably waive all rights of pre-emption and any other rights or restrictions over any of the Shares conferred either by the articles of association of the Company or in any other way.

3	CONSIDERATION

3.1	The Consideration

The consideration for the sale and purchase of the Shares shall, subject to adjustment as provided in clauses 3.4 and 3.5, be the sum of one million four hundred and fifty-five thousand pounds (£1,455,000), which shall be satisfied:

3.1.1 on Completion by:

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a)	the payment by the Buyer of the sum of one million eighty -seven thousand and five hundred pounds (£1,087,500) less £750 in satisfaction of the Sellers’ obligation at clause 12 by a telegraphic transfer to the client account of the Sellers’ Solicitors at Royal Bank of Scotland plc, London Corporate Banking Centre, PO Box 39952, 2 ½ Devonshire Square, EC2M 4XJ, account number 23140465, sort code 15-10-00, reference 4031679-0001;

b)	the payment by the Buyer of fifty-seven thousand five hundred pounds (£57,500) into the Joint Account;

c)	by way of the Trustees unconditionally and irrevocably waiving their entitlement to £310,000 of the consideration which would otherwise be due to them in full and final satisfaction of any and all obligations they owe to the Buyer to repay the Property Payment, as described in clause 3.7; and

3.1.2	the payment of the Earn-Out Consideration.

3.2	Receipt by the Sellers’ Solicitors

The Sellers’ Solicitors are irrevocably authorised to receive the payments to be made pursuant to clause 3.1a), paragraph 1.2 and 1.5 of Schedule 7, paragraphs 2.1 and 2.2 of Schedule 8 and paragraph 3.2 of Schedule 9 on behalf of the Sellers and payment or delivery thereof to the Sellers’ Solicitors shall be a good discharge to the Buyer and the Buyer shall not be concerned as to the split of the Consideration between the Sellers.

3.3	Joint Account

The Joint Account shall be maintained in accordance with Schedule 7 (the Joint Account).

3.4	Adjustment

The Consideration shall be adjusted as set out in Schedule 8.

3.5	Earn Out

The Earn-Out Profit shall be calculated and the Consideration shall be adjusted as set out in Schedule 9 (Earn-Out).

3.6	Set-off

The Buyer shall be entitled but not obliged at any time or times to set off the amount of any bona fide claims it has against the Sellers (or any of them) against any liability of the Buyer to the Sellers (or any of them) under or pursuant to this Agreement. For such purpose the Buyer shall be entitled to retain out of the Consideration any bona fide amounts claimed by the Buyer under or pursuant to the Agreement pending the determination of any such claim (and a claim shall be treated as determined in the same circumstances as referred to in paragraph 1.4 of Schedule 7).

3.7	Property Payment

The Buyer agrees that the Trustees shall be irrevocably and unconditionally released from any and all obligations that they may otherwise owe to the Buyer in relation to the Property Payment.

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4	COMPLETION

4.1	Date and place

Completion shall take place immediately following the signing of this Agreement on the Completion Date at such place and by such means as the parties may agree.

4.2	Sellers’ obligations

At Completion the Sellers shall deliver or make available to the Buyer:

4.2.1	duly executed transfers of the Shares in favour of the Buyer (or as it may direct) accompanied by the relevant share certificates (or an express indemnity in the agreed terms in the case of any lost certificate);

4.2.2	written resignations in the agreed terms duly executed as deeds of all the directors and the secretary of the Company;

4.2.3	the written resignation of the auditors of the Company in the agreed terms to take effect on the Completion Date;

4.2.4	the certificate of incorporation and any certificates of incorporation on change of name, common seals (if any), cheque books (and all unused cheques), minute books statutory books of the Company duly written up to date and share certificate books of the Company;

4.2.5	the Lease duly executed by the Trustees;

4.2.6	counterpart transfer of the freehold interest in the Property from the Company to the Trustees and an undertaking in agreed terms in relation to the registration of the release of the charge over the Property and the registration of the transfer of the Freehold Interest in the Property from the Sellers’ Solicitors addressed to the Buyer’s Solicitors;

4.2.7	to the extent not in the possession of the Company, all books of account or records as to customers and/or suppliers and other records and all insurance policies relating to the Business;

4.2.8	statements confirming the cash balance in each bank account held by the Company as at close of business on the last Business Day prior to Completion together with a reconciliation showing an adjusted balance on the Completion Date after taking into account cheques not presented or paid in;

4.2.9	appropriate forms to amend the mandates given by the Company to its bankers;

4.2.10	all charges, mortgages and debentures to which the Company is a party together with duly sealed discharges and (where applicable) forms MG02 duly sworn and completed in respect of the same, other than such charges, mortgages and debentures as are referred to at paragraph 12 of Part 2 of Schedule 1;

4.2.11	the Consultancy Agreements executed by each of Christian Moppett and Simon Moppett;

4.2.12	the Settlement Agreements executed by each of Christian Moppett and Simon Moppett;

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4.2.13	the Domain Name Licence executed by each of Foresight Leasing Limited and the Company;

4.2.14	an intellectual property assignment in the agreed form executed by each of Simon Moppett and the Company;

4.2.15	the Disclosure Letter executed by the Sellers; and

4.2.16	the Joint Account Letter executed by the Sellers.

4.3	Repayments, guarantees etc

Subject to clause 4.6, the Sellers shall procure that at Completion:

4.3.1	there are repaid all sums (if any) owing to the Company by each of the Sellers or any of their respective connected persons or by the directors of the Company or any of their respective connected persons and whether or not such sums are due for repayment;

4.3.2	the Company is released from any Guarantee, indemnity, bond, or Encumbrance given or incurred by it which relates in whole or in part to debts or other liabilities or obligations, whether actual or contingent, of any person (other than in relation to the Company);

and prior to such repayment or release the Sellers undertake to the Buyer (on behalf of themselves and as trustee for the Company) to keep the Company fully indemnified against any failure to make any such repayment or any liability arising under any such Guarantee, indemnity, bond, or Encumbrance.

4.4	Return of property

Save as otherwise agreed between the parties, the Sellers shall procure at Completion that each person resigning under clause 4.2.2 and any connected person of any of the Sellers will deliver to the Buyer any assets owned by the Company or original documents of the Company in their possession including without limitation motor vehicles and the keys and registration documents relating to them, any company credit cards and any computers or communication equipment.

4.5	Board resolutions of the Company

On Completion the Sellers shall procure the passing of board resolutions of the Company in the agreed terms, including:

4.5.1	approving the registration of the share transfers referred to in clause 4.2.1 subject only where necessary to their being duly stamped;

4.5.2	appointing Joseph A. Molino Junior and Richard A. Horowitz as directors and Joseph A. Molino Junior as secretary and accepting the resignations referred to in clause 4.2.2 so as to take immediate effect at the close of the meeting;

4.5.3	accepting the resignation referred to in clause 4.2.3 and appointing Smith & Williamson as auditors of the Company so as to take effect at the close of the meeting;

4.5.4	approving the Service Agreement and the Consultancy Agreements and the Settlement Agreements;

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4.5.5	revoking all existing authorities to bankers in respect of the operation of its bank accounts insofar as they relate to Rosmarie Moppett and Ben Moppett, giving authority in favour of such persons as the Buyer may nominate to operate such accounts and amending the existing authorities to limit the authority of Christian Moppett and Simon Moppett to £sums less than £50,000, and shall deliver to the Buyer duly certified copies of such resolutions.

4.6	Director’s Loan

4.6.1	The Buyer acknowledges that as at Completion, the sum of £7,500 is owed by the Company to Christian Moppett (the “Director’s Loan”).

4.6.2	The Buyer agree to procure that the Company repays the Director’s Loan to Christian Moppett within 5 Business Days of Completion.

4.7	Buyer's obligations

4.7.1	Subject to the Sellers complying with their respective obligations under clauses 4.2, 4.3, 4.4 and 4.5 the Buyer shall at Completion:

a)	make the payments referred to in clause 3.1.1a) and 3.1.1b);

b)	deliver to the Sellers:

i	the Disclosure Letter acknowledged by the Buyer;

ii	the Consultancy Agreements executed by the Company;

iii	the Joint Account Letter executed by the Buyer;

iv	a certified copy of board minutes of the Buyer and the Guarantor authorising the acquisition of the Shares on the terms of this Agreement and the execution and delivery of this Agreement and any agreements or documents required to be executed and delivered by the Buyer and the Guarantor respectively pursuant to the terms of this Agreement.

4.7.2	Joint Obligations

a)	the parties shall procure that the Buyer’s Solicitors and the Sellers’ Solicitors sign and deliver the Joint Account Instruction Letter to Royal Bank of Scotland plc.

4.8	Tax Covenant

The provisions of part 3 of Schedule 4 shall have effect from and after Completion.

4.9	Lease Insurance Premium

4.9.1	If no Earn-Out Profits are to be paid to the Sellers pursuant to and in accordance with Schedule 9, there shall be released to the Buyer (or the Company, as the Buyer may direct) from the Joint Account an aggregate sum equal to 5 x (five times) of the amount equal to half of the insurance premium paid by the Company pursuant to the Lease in the 12 month period commencing on the date of this Agreement.

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4.9.2	The Sellers undertake to the Buyer to pay to the Company any amount required of them pursuant to clause 4.8.1 promptly upon request by the Company and in any event in sufficient time to enable the Company to comply with the terms of the Lease.

5	WARRANTIES

5.1	Incorporation of Schedule 3 and Part 2 of Schedule 4

5.1.1	Subject to clause 5.1.3 below, each of the Sellers hereby jointly and severally warrant to the Buyer and the Company in the terms set out in Schedule 3 and in part 2 of Schedule 4 as at the date of this Agreement.

5.1.2	The Warranties are qualified to the extent of the provisions of Schedule 5 and those matters Disclosed.

5.1.3	Each of the Sellers hereby severally warrants to the Buyer in relation to himself only as at the date of this Agreement in the terms set out in paragraphs 1.1.1, 1.1.2a), 1.1.2b), 2.2, 2.2.1, 2.2.2, 2.2.3 of Schedule 3.

5.1.4	Save as expressly otherwise provided, the Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 3 or 4.

5.1.5	The liability of the Sellers under the Warranties other than the Warranties contained in paragraphs 1.1.1, 1.1.2b), 2.2.1, 2.2.2 and 2.2.3 of Schedule 3 and (to the extent stated) the Specific Indemnities shall be limited in accordance with Schedule 5.

5.1.6	Subject to the provisions of clause 5.1.5 and Schedule 5, no information of which the Buyer has imputed or constructive (but not actual) knowledge shall prejudice or prevent any claim being made by the Buyer under any of the Warranties nor shall it affect the amount recoverable under any such claim and neither the rights and remedies of the Buyer nor the Sellers’ liability in respect of the Warranties shall be affected by any investigation made by or on behalf of the Buyer into the Company or its affairs.

5.2	Information from the Company

Any information supplied by or on behalf of the Company to or on behalf of the Sellers in connection with the Warranties, the Disclosure Letter or otherwise in relation to the Business and affairs of the Company shall not constitute a representation or warranty or guarantee as to the accuracy thereof by the Company in favour of the Sellers and the Sellers undertake to the Buyer (on behalf of themselves and as trustees for the Company and its directors, and employees) that they will not bring any claims whatsoever which any of them might otherwise have against the Company or any of its directors or employees in respect of the provision of such information. This clause 5.2 shall not preclude any Sellers from claiming against any other Sellers under any right of contribution or indemnity to which such Sellers may be entitled.

5.3	Damages

5.3.1	Without restricting the rights of the Buyer or the ability of the Buyer to claim damages on any basis available to it if any of the Sellers are in breach of any of the Warranties the Sellers shall pay to the Buyer on demand the amount necessary to put the Company into the position which would have existed if the said Warranty or Warranties had not been breached together with all costs and expenses incurred by the Buyer and the Company as a result of such breach.

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5.3.2	In determining damages for any breach of the Warranties the Buyer shall not be required to cause the Company to be wound up or rely on the limited liability of the Company in mitigation of its loss.

5.3.3	Any amount paid by the Sellers to the Buyer as damages for breach of the Warranties shall be treated as a reduction or refund of the Consideration paid or payable under this Agreement but the fact that any sum payable by the Sellers under this Agreement is expressed to be such a reduction or refund shall not be construed as limiting the sum to that amount of such Consideration.

6	PROTECTION OF GOODWILL

6.1	Each of the Sellers (individually only) hereby severally undertakes to the Buyer and the Company that (except as otherwise agreed in writing with the Buyer) they will not either solely or jointly with any other person (either on his own account or as the agent of any other person) for a period of 3 years from Completion in Europe, carry on or be engaged or concerned or interested directly or indirectly in a business which competes with the Business provided that this restriction shall not operate to prohibit any Seller from holding in aggregate not more than 3% of the shares or securities in a listed company.

6.2	Without prejudice to clause 6.1 each of the Sellers individually (and not jointly) hereby undertakes to the Buyer and the Company that (except as otherwise agreed in writing with the Buyer) they will not either solely or jointly with any other person (either on its own account or as agent of any other person):

6.2.1	for a period of 3 years from Completion solicit or accept the custom of any person in respect of goods or services competitive with those supplied by the Company during the period of 12 months immediately prior to Completion, such person having been a customer of the Company in respect of such goods or services during such period;

6.2.2	for a period of 3 years from Completion induce, solicit or endeavour to entice to leave the service or employment of the Company any person who during the period of 12 months prior to Completion was an employee of the Company;

6.2.3	use (without the prior consent in writing of the Buyer or, if applicable, other than in accordance with the usual and ordinary course of his continued employment or engagement by the Company) any trade names, domain names or email addresses containing the words: “UT”, “Universal Air Tools” or “UAT” or any other name intended or likely to be confused with any such names.

6.3	Clause 6.2.2 shall not prevent the Sellers from publishing any recruitment advertisement in any local or national newspaper or other publication or on any website, or from negotiating with or employing any person who replies to any such advertisement.

6.4	The Buyer acknowledges that Christian Moppett intends to establish a website business selling tools to customers online. The Buyer agrees that the restrictions in clause 6.1 and 6.2 shall not apply to Christian Moppett in this regard provided always that the business established by him only sells tools in the nature or category of tools sold by the Company which have been supplied by the Company or any member of the Buyer’s Group to such business.

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6.5	The Sellers agree that the undertakings contained in this clause 6 are reasonable and are entered into for the purpose of protecting the goodwill of the Business.

6.6	Each undertaking contained in this clause 6 is and shall be construed as separate and severable and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade or unenforceable in whole or in part for any reason the remaining undertakings or parts thereof, as appropriate, shall continue to bind the Sellers.

6.7	If any undertaking contained in this clause 6 shall be void but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable. Without prejudice to the generality of the foregoing, such period (as the same may previously have been reduced by virtue of this clause 6.6) shall take effect as if reduced by 6 months until the resulting period shall be valid and enforceable.

7	CONFIDENTIAL INFORMATION

7.1	Each of the Sellers undertakes (individually and not jointly) for a period of 5 years from Completion with the Buyer and the Company that they shall not, and will procure that none of their connected persons shall use or disclose to any person Confidential Information.

7.2	Clause 7.1 does not apply to:

7.2.1	the disclosure of Confidential Information to or at the written request of the Buyer;

7.2.2	use or disclosure of Confidential Information required to be disclosed by law, regulation, decree, governmental order, any Taxation Authority, the UK Listing Authority, the London Stock Exchange or any other regulatory or governmental body to which it is subject wherever situated;

7.2.3	disclosure of Confidential Information to professional advisers, accountants and bankers for the purpose of advising the Sellers; or

7.2.4	Confidential Information which is or becomes part of the public domain other than by a breach by any of the Sellers of clause 7.1.

7.2.5	to the extent that the Sellers are required to disclose Confidential Information for the purposes of any judicial proceedings arising out of a breach of this Agreement or any other Transaction Document or the disclosure is made to any taxation or other authority in connection with the tax affairs of the Sellers.

8	specific indemnities

8.1	Without prejudice to any and all other rights and remedies of the Buyer in relation to any breach of the Warranties (save that any payment under this clause 8.1 in respect of a matter which is also a breach of a Warranty shall be taken into account in assessing the Buyer’s loss in respect of that breach), the Sellers undertake to the Buyer and the Company that they shall pay to the Buyer or, as it directs, the Company an amount equal to the amount of all losses, liabilities, costs and expenses of the Company and the Buyer incurred or arising directly (but not indirectly) as a result of any of the matters specified in Schedule 6 occurring.

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8.2	All sums payable by the Sellers in respect of the Specific Indemnities shall be paid free and clear of all deductions or withholdings (including tax) unless the deduction or withholding is required by law, in which event or in the event that the Buyer shall incur any liability for Tax chargeable or assessable in respect of any payment pursuant thereto, the Sellers shall pay such additional amount as shall be required to ensure that the net amount received and retained by the Buyer (after Tax) will equal the full amount which would have been received and retained by it had no such deduction or withholding been made and/or no such liability to Tax been incurred. In applying this clause 8.2:

8.2.1	no account shall be taken of the extent to which any liability for Tax may be mitigated or off set by any Buyer’s Relief available to the Buyer so that where such Buyer’s Relief is available the additional amount payable pursuant to this clause 8.2 shall be the amount which would have been payable in the absence of the availability of such Buyer’s Relief; and

8.2.2	“Buyer’s Relief” shall have the meaning given in part 1 of Schedule 4.

9	buyer warranties

9.1	Authorisations

9.1.1	The Buyer and the Guarantor each warrant to the Sellers as at the date of this Agreement that:

a)	the Buyer is a corporation validly existing under the laws of Florida, United States;

b)	the Guarantor is a corporation validly existing under the laws of Delaware;

c)	it has full power and authority and has obtained all applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under, and each document to be executed by it at or before Completion or otherwise pursuant to the terms of, this Agreement;

d)	the execution and delivery of, and the performance by it of their obligations under, this Agreement will not:

i	result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; or

ii	result in a breach of any order, judgment or decree of or undertaking to any court or government body to which it is a party or by which it is bound;

e)	its obligations under this Agreement and each document to be executed at or before Completion or pursuant to the terms of this Agreement are or, when the relevant document is executed, will be enforceable in accordance with their terms.

10	GUARANTEE

10.1	In consideration of the Sellers entering into this Agreement with the Buyer, the Guarantor irrevocably and unconditionally:

10.1.1	guarantees to the Sellers punctual performance by the Buyer of the obligations of the Buyer to pay the Consideration under the terms of this Agreement;

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10.1.2	undertakes with the Sellers that whenever the Buyer does not each time, pay any amount when it is due under or pursuant to this Agreement to the Sellers (subject always to the rights of set-off of the Buyer set out in this Agreement), the Guarantor shall immediately on demand (without requiring the Sellers to first take steps against the Buyer or any other person) pay that amount to the Sellers as if it was the principal obligor in respect of that amount;

10.1.3	undertakes to procure that the Buyer complies with its obligations under this Agreement.

10.2	The guarantee contained in clause 9 is a continuing guarantee and shall remain in force until all amounts which may be or become payable under this Agreement have been fully paid regardless of any intermediate payment or discharge in whole or in part. It shall not be affected by any act, omission, matter or thing which, but for this clause 10.2, would reduce, release or prejudice any of the Guarantor’s obligations under this clause 10.

10.3	If any payment by the Buyer, or any discharge given by the Sellers, is avoided or reduced as a result of insolvency or any similar event, the liability of the Buyer and Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred and the Sellers shall be entitled to recover the value or amount of that security or payment. The Guarantor waives any right it may have of first requiring the Sellers (or any trustee or agent on their behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this clause 10.

10.4	The obligations of the Guarantor shall be in addition to and independent of all other security which the Sellers may at any time hold in respect of any of the obligations of the Buyer under this Agreement.

11	ANNOUNCEMENTS

11.1	No party shall disclose the making of this Agreement or its terms nor any other agreement referred to in this Agreement and each party shall procure that each of its Related Companies and connected persons and its professional advisers shall not make any such disclosure without the prior consent of the Buyer and the Sellers unless disclosure is:

11.1.1	to its professional advisers; or

11.1.2	required by law, any court, or the rules of the UK Listing Authority, the London Stock Exchange, NASDAQ, the US Securities Exchange Commission or other regulatory body and disclosure shall then only be made by that party to the person or persons and in the manner required by law, regulation, the Land Registry, the UK Listing Authority, the London Stock Exchange, NASDAQ, the US Securities Exchange Commission, or such other regulatory body or as otherwise agreed between the parties.

11.2	Clause 11.1 does not apply to announcements, communications or circulars made or sent by the Buyer after Completion to customers, clients or suppliers of either the Buyer’s Group or the Company to the extent that it informs them of the Buyer’s acquisition of the Shares (but not the Consideration), the expansion of the Buyer’s Group’s and the Company’s product ranges, or any similar information relating to the Business which the Buyer decides (acting reasonably) would be of interest or value to such customers, clients or suppliers or the Buyer’s Group’s or the Company’s relationships with them, or to any announcements containing only information which has become generally available.

11.3	The restrictions contained in clause 11.1 shall apply without limit of time.

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12	COSTS

Each of the parties shall bear their own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Shares and the Transaction Documents save that the Sellers will make a contribution to the Buyer’s stamp duty of £750 which will be satisfied pursuant to clause 3.1.1a).

13	EFFECT OF COMPLETION

13.1	The terms of this Agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this Agreement) shall continue in force after and notwithstanding Completion.

13.2	The remedies of the Buyer in respect of any breach of any of the Warranties shall continue to subsist notwithstanding Completion, subject to the provisions of Schedule 5.

14	FURTHER ASSURANCE

14.1	Each party shall at its own cost and expense do or, so far as each is reasonably able to procure to be done, all such further acts and things and execute or so far as each is reasonably able to procure the execution of all such other documents as the other party may from time to time reasonably require in order to give full effect to the terms of this Agreement and to any of the documents entered into pursuant to it.

15	ENTIRE AGREEMENT

15.1	Each party acknowledges and agrees with the other parties that:

15.1.1	this Agreement together with any documents referred to in this Agreement (together the “Transaction Documents”) constitute the entire and only agreement between the parties relating to the subject matter of the Transaction Documents;

15.1.2	it has not been induced to enter into any Transaction Document in reliance upon, nor has it been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that it has been, it unconditionally and irrevocably waives any claims, rights or remedies which it might otherwise have had in relation thereto.

15.2	Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.

16	VARIATIONS

This Agreement may be varied only by a document signed by each of the parties to it.

17	WAIVER

17.1	A waiver of any term, provision or condition of, or consent granted under, this Agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

17.2	No failure or delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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17.3	No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the Sellers and the Buyer.

17.4	The rights and remedies provided in this Agreement are cumulative with and not exclusive of any rights or remedies provided by law.

18	INVALIDITY

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under English law, the validity, legality and enforceability of any other provision of this Agreement shall not be affected or impaired in any way.

19	NOTICES

19.1	Any notices, demands, legal proceedings, or other communications (“Notices” and each a “Notice”) given or made under or in connection with the matters contemplated by this Agreement shall be in writing and shall be delivered personally or sent by prepaid first class post (registered air mail if posted to or from a place outside the United Kingdom):

In the case of the Buyer to:

c/o P& F Industries Inc.

445 Broadhollow Road

Suite 100

Melville

NY 11747

Attention:	Richard B. Goodman, General Counsel with copy to Alastair Peet, Partner, Shoosmiths LLP

In the case of the Sellers to:-

27 The Farthingales

Maidenhead

Berkshire

SL6 1TE

Attention:	Christian Moppett and Benjamin Moppett

In the case of the Guarantor to:-

P& F Industries Inc.

445 Broadhollow Road

Suite 100

Melville

NY 11747

Attention:	Richard B. Goodman, General Counsel with copy to Alastair Peet, Partner, Shoosmiths LLP

19.2	Any Notice shall be deemed to have been duly given or made as follows:

19.2.1	if personally delivered, at the time of delivery;

19.2.2	if sent by first class post, two Business Days after the date of posting; and

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19.2.3	if sent by registered air mail, four Business Days after the date of posting, provided that if, in accordance with the above provisions, any Notice would otherwise be deemed to be given or made before 9.00am on a Business Day such Notice shall be deemed to be given or made at 9.00am on that day and if deemed to be given or made after 5.00pm on a Business Day or at any time on a day that is not a Business Day such Notice shall be deemed to be given or made at 9.00am on the next Business Day.

19.3	A party may notify the other parties to this Agreement of a change to its name, relevant addressee or address for the purposes of clause 19.1 by a Notice provided that such change shall only be effective on:

19.3.1	the date specified in the Notice as the date on which the change is to take place; or

19.3.2	if no date is specified or the date specified is less than five Business Days after the date on which Notice is given (or is deemed to have been given in accordance with clause 19.2), the date falling five Business Days after notice of any such change has been given (or is deemed to have been given in accordance with clause 19.2).

19.4	Notwithstanding the foregoing provisions of clause 19, each of the Buyer and the Guarantor irrevocably authorises and appoints the Buyer’s Solicitors as their agent for service of Notices and/or proceedings in relation to any matter arising out of or in connection with this Agreement and service on the Buyer’s Solicitors as such agent in accordance with this clause 19.4 shall be deemed to be effective service on the Buyer and the Guarantor.

20	COUNTERPARTS

This Agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by all parties.

21	MISCELLANEOUS

21.1	Assignment

21.1.1	This Agreement shall be binding upon and enure for the benefit of the successors in title to the parties but, except as set out in clauses 21.1.2 and 21.1.3, shall not be assignable by any party without the prior written consent of the others.

21.1.2	The Buyer may assign the benefit of this Agreement in whole (including, without limitation, the Warranties) to any member of the Buyer’s Group provided that if the assignee leaves the Buyer’s Group, it shall assign the benefit of this Agreement (including without limitation the Warranties) back to the Buyer or another member of the Buyer’s Group. As soon as practicable after any assignment in accordance with this clause 21.1, the Buyer will give written notice of the assignment to the Sellers.

21.1.3	Any permitted assignment by the Buyer of the benefit of this Agreement, shall not increase the liability of the Sellers beyond that which the relevant Sellers otherwise would have had pursuant to this Agreement in the absence of such assignment.

21.1.4	Subject to and upon any assignment permitted by this Agreement, any assignee of the parties shall in its own right be able to enforce any term of this Agreement in accordance with its terms as if it were a party, but until such time any such assignee of the parties shall have no such rights whether as a third party or otherwise.

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21.2	Default Interest

21.2.1	If any party fails to pay when due any amount payable by it under this Agreement (whether payable by agreement or by an order of a court or otherwise), the liability of that party shall be increased to include interest on the overdue amount, payable by the defaulting party forthwith on demand, from the due date up to the date of actual payment, after as well as before judgment, at the rate of four per cent per annum above the base rate for the time being of the Bank of England. Such interest shall accrue on a daily basis and be compounded annually.

21.3	Other remedies

21.3.1	The Buyer agrees that, save in the event of fraud, or wilful misstatement or concealment by any Seller, it will not be entitled to rescind or terminate this Agreement.

21.4	Post completion matters

21.4.1	The Sellers declare that from Completion until the earlier of: (i) the date 12 calendar months from the date of this Agreement; or (ii) for as long as they remain the registered holders of the Shares after Completion they will:

a)	hold the Shares and the dividends and any other moneys paid or distributed in respect of them after Completion and all rights arising out of or in connection with them in trust for the Buyer; and

b)	deal with the Shares and all such dividends, distributions and rights as the Buyer may direct for the period between Completion and the day on which the Buyer is entered in the register of members of the Company as the holder of the Shares.

21.4.2	The Sellers hereby irrevocably appoint the Buyer as their attorney for the purpose of exercising any and all rights, privileges or duties attaching to the Shares including receiving notices of and attending and voting at all meetings of the members of the Company.

21.4.3	For the purposes of clause 21.4.2 the Sellers authorise:

a)	the Company to send any notices in respect of their shareholdings to the Buyer;

b)	the Buyer to complete and return proxy cards, consents to short notice and any other documents otherwise required to be signed by the Sellers as members of the Company.

21.5	Confidentiality

21.5.1	Except as referred to in clause 21.5.2 and except in respect of the proper discharge of any duties or obligations which a Seller might be subject to as an employee, director or consultant to the Company after the date of this Agreement,, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to the provisions or subject matter of this Agreement, to any other party to this Agreement to or the negotiations relating to this Agreement and the Transaction Documents.

21.5.2	Any party may disclose information which would otherwise be confidential if and to the extent:

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a)	it is required to do so by law, regulation, any Taxation Authority, the UK Listing Authority, the Land Registry, the London Stock Exchange or any other regulatory or governmental body to which it is subject wherever situated;

b)	it considers it necessary to disclose the information to its professional advisers, auditors, accountants and bankers provided that it does so on a confidential basis;

c)	was independently disclosed to that party by a third party entitled to disclose it;

d)	the information has come into the public domain other than as a result of a breach of the obligations of confidentiality under this Agreement; or

e)	each party to whom it relates has given its consent in writing.

21.6	Third Parties

21.6.1	The parties agree that (save as set out in clause 21.6.2) for the purposes of the Contracts (Rights of Third Parties) Act 1999 they do not intend any person other than a party to this Agreement to be able to enforce any term of this Agreement.

21.6.2	Clause 6 (Protection of Goodwill) and 7 (Confidential Information) confer on the third parties expressly identified therein rights which are respectively directly enforceable by them subject to and in accordance with the terms of this Agreement.

21.6.3	Notwithstanding clause 21.6.1 and 21.6.2, the parties may agree to vary this Agreement (or release or compromise any liability under this Agreement) without the consent of the persons mentioned in clause 21.6.2.

21.7	Trustees

21.7.1	Each of the Trustees enter into this Agreement (and any document required to be entered into by them pursuant to the terms of this Agreement) in their capacity as trustee of the Trust and not in any personal or other capacity (save in the case of RM as a Seller in her own capacity, where stated otherwise).

21.7.2	During the period of four years from the date of Completion or, if a Warranty Claim, Indemnity Claim or Covenant Claim has been made and is outstanding, such date thereafter on which such claim is settled or otherwise determined, the Trustees undertake with the Buyer that they shall, and the Sellers undertake to the Buyer to procure that the Trustees shall:

a)	not distribute any of the capital of the Trust to a beneficiary thereof nor will they resettle or enter into any transaction relating to any asset comprised within the Trust (other than a sale at full market value to a person unconnected with the Trustees or any beneficiary of the Trust) such that the assets comprised within the Trust are less in value than the aggregate maximum potential liability of the Trustees collectively under this Agreement from time to time; and

b)	invest the capital of the Trust in investments which are capable of realisation into cash at market value within a period not exceeding three months.

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22	GOVERNING LAW AND JURISDICTION

22.1	This Agreement (and any dispute, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be governed by and construed in accordance with English law.

22.2	Each of the parties to this Agreement irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this Agreement (respectively, “Proceedings” and “Disputes”) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England and Wales.

22.3	Each party irrevocably waives any objection which it might at any time have to the courts of England and Wales being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England and Wales are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgement in any Proceedings or Disputes brought in any court referred to in this clause 22 shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

22.4	Each party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Agreement being served on it in accordance with the provisions of this Agreement relating to service of Notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

IN WITNESS of which this document has been duly executed as a deed and delivered on the date stated at the beginning of this document.

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SCHEDULE 1
PART 1 - PARTICULARS OF THE SELLERS

(1) Names and addresses	(2) Number of Shares owned	(3) Number of Shares to be sold	(4) Proportion of the Cash Consideration	(5) Percentage of monies in the Joint Account

Christian Moppett, Rosmarie Moppett, Simon Moppett and Benjamin Moppett as trustees of the Moppett Family Settlement (Douglas Herbert Moppett) 2009, of 27 The Farthingales, Maidenhead, Berkshire SL6 1TE	4,600	4,600	69.7%	69.7%

Rosmarie Moppett of 27 The Farthingales, Maidenhead, Berkshire SL6 1TE	2,001	2,001	30.3%	30.3%

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SCHEDULE 1
PART 2 - PARTICULARS OF THE COMPANY

1.	Registered number:	1122438

2.	Registered office:	Unit 8, Lane End Industrial Park, Lane End, High Wycombe, Buckinghamshire, HP14 3BY

3.	Date and place of incorporation	12/07/1973, UK

4.	Class of company	Private, limited by shares

5.	Issued share capital:	6,601 ordinary shares of £1.00 each

6.	Directors:	▪ Benjamin Moppett

▪ Christian Moppett

▪ Rosmarie Moppett

▪ Simon Moppett

7.	Secretary:	Rosmarie Moppett

8.	VAT number	GB234255186

9.	Tax district and reference:	NW7 HW650

10.	Accounting reference date:	31 December

11.	Auditors:	M R Salvage Limited of 7/8 Eghams Court, Boston Drive, Bourne end, Buckinghamshire, SL8 5YS

12.	Mortgages and charges:	▪ Debenture registered 19/11/2002 in favour of National Westminster Bank Plc;

▪ Legal Charge registered 19/11/2002 in favour of National Westminster Bank Plc.

13.	Subsidiary undertakings and subsidiaries:	None

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SCHEDULE 2
PART 1 - THE PROPERty

Address	Title number and class of title (if registered)	Use	Occupational interests

Unit 8 Lane End Industrial Park, Lane End, High Wycombe, Buckinghamshire, HP14 3BY	Unregistered leasehold interest granted by a lease dated 24 July 2014 made between the Trustees (1) and the Company (2).	Offices and warehousing	None

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schEDULE 3
WARRANTIES

1	SELLERS CAPACITY

1.1	Authorisations

1.1.1	The Sellers have obtained all applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower them to enter into and to perform their obligations under, and each document to be executed by them at or before Completion or otherwise pursuant to the terms of, this Agreement.

1.1.2	The execution and delivery of, and the performance by the Sellers of their obligations under, this Agreement will not:

a)	result in a breach of, or constitute a default under, any instrument to which any of the Sellers is a party or by which any of the Sellers is bound; or

b)	result in a breach of any order, judgment or decree of or undertaking to any court or government body to which any of the Sellers is a party or by which any of the Sellers is bound.

1.2	Proper execution

The Sellers’ obligations under this Agreement and each document to be executed at or before Completion or pursuant to the terms of this Agreement are or, when the relevant document is executed, will be enforceable in accordance with their terms.

2	THE COMPANY, THE SHARES AND SUBSIDIARIES

2.1	Incorporation and existence

2.1.1	The Company is a limited company incorporated under English law and has been in continuous existence since incorporation.

2.1.2	The information in part 2 of Schedule 1 relating to the Company is true and accurate.

2.2	The Shares

2.2.1	The Sellers are the only legal and beneficial owners of the Shares.

2.2.2	The Shares constitute the entire issued share capital of the Company and the Shares are fully paid or credited as fully paid.

2.2.3	There is no Encumbrance in relation to any of the Shares or any unissued shares in the capital of the Company. No person has claimed to be entitled to an Encumbrance in relation to any of the Shares.

2.2.4	Other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of the Company (including any option or right of pre-emption or conversion).

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2.3	Subsidiaries etc

2.3.1	The Company does not:

a)	own any shares or stock in the capital of, nor does it have any beneficial or other interest in, any company or business organisation;

b)	control or take part in the management of (including as a shadow director) any other company or business organisation; or

c)	have any liability as a former member, officer or shadow director of any body corporate, partnership or unincorporated association;.

2.3.2	The Company does not have any branch, agency, place of business or permanent establishment outside England and Wales.

3	ACCOUNTS

3.1	General

3.1.1	The Accounts show a true and fair view of:

a)	the assets, liabilities, financial position and state of affairs of the Company as at the Last Accounts Date; and

b)	the profits and losses of the Company for the financial year ended on the Last Accounts Date.

3.1.2	The Accounts have been:

a)	prepared and audited in accordance with the standards, principles and practices specified on the face of the Accounts and, subject thereto, in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom; and

b)	prepared on a basis consistent with the 3 preceding accounting periods of the Company.

3.2	Liabilities

The Accounts make proper provision or reserve for or disclose all liabilities (including all contingent or deferred liability to Tax) of the Company whether actual, contingent or disputed.

3.3	Extraordinary and exceptional items

The results shown by the audited profit and loss account of the Company for each of the 3 financial years of the Company ended on the Last Accounts Date have not (except as disclosed in those accounts) been affected by an extraordinary, exceptional or non-recurring items.

3.4	Accounting and other records

3.4.1	The accounting records of the Company (including any which it may be obliged to produce under any contract now in force) have been written up on a consistent basis, are in its possession, disclose with reasonable accuracy the financial position of the Company and contain in all material respects the information required by law.

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3.4.2	All deeds and documents (properly stamped where stamping is necessary for enforcement thereof) belonging to the Company are in the possession of the Company or otherwise under its direct control.

3.5	Management accounts

Having regard for the purpose for which they were and have been prepared and after taking into account that they are not subject to an independent audit, the Management Accounts:

3.5.1	have been prepared on a basis consistent with that employed in preparing the Accounts and with due care and attention;

3.5.2	show with reasonable accuracy the state of affairs and profit or loss of the Company as at and for the period in respect of which they have been prepared.

4	CHANGES SINCE THE LAST ACCOUNTS DATE

4.1	General

Since the Last Accounts Date:

4.1.1	the Company has carried on the Business in the ordinary course and so as to maintain the Business as a going concern;

4.1.2	there has been no material adverse change in the financial or trading position of the Company; and

4.1.3	there has been no material reduction in the value of those fixed assets specified in the Accounts, to the extent still owned by the Company.

4.2	Specific

Since the Last Accounts Date:

4.2.1	The Company has not, other than in the ordinary course of trading:

a)	disposed of, or agreed to dispose of, an asset for an amount which is lower than book value or an open market arm’s length value, whichever is higher; or

b)	assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent).

4.2.2	the Company has not acquired or agreed to acquire an asset for an amount which is higher than the open market arm’s length value;

4.2.3	the Company has not made, or agreed to make, capital expenditure exceeding in total £10,000 or incurred, or agreed to incur, a commitment or connected commitments involving capital expenditure exceeding in total £10,000;

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4.2.4	no Substantial Supplier or Substantial Customer has ceased or substantially reduced its business with the Company or has altered the terms on which it does business to the Company’s disadvantage;

4.2.5	the Company has not declared, paid or made a dividend, bonus or other distribution (including a distribution within the meaning of Part 23 of the CTA 2010) except to the extent provided in the Accounts;

4.2.6	no resolution of the shareholders of the Company has been passed (except for those representing the ordinary business of an annual general meeting);

4.2.7	the Company has not repaid or redeemed share or loan capital, or made (whether or not subject to conditions) an agreement or arrangement or undertaken an obligation or become liable to do any of those things;

4.2.8	the Company has not repaid any sum in the nature of borrowings in advance of any due date or made any loan or incurred any indebtedness other than as Disclosed;

4.2.9	the Company has not paid nor is it under any obligation to pay any service, management or similar charges or any interest or amount in the nature of interest to any other person or incurred any liability to make such a payment or made any payment to any of the Sellers or any of their connected persons whatsoever; and

4.2.10	no debtor has been released by the Company on terms that he pays less than the face value of his debt, no debt has been subordinated, written down or written off, provided against (in whole or in part), factored or assigned and the Company has not agreed to do any of the foregoing.

5	ASSETS

5.1	Title and condition

5.1.1	There are no Encumbrances, nor has the Company agreed to create any Encumbrances, over any part of its undertaking or assets, and each asset used by the Company (tangible or intangible) is:

a)	legally and beneficially owned by the Company (other than off-the-shelf software used by the Company); and

b)	where capable of possession, in the possession of the Company and situated in England.

5.1.2	The Company owns or has the right to use all assets that are reasonably necessary for the operation of the Business as carried on immediately prior to Completion.

5.1.3	No rights (other than rights as shareholders in the Company) relating to the Business are owned or otherwise enjoyed by or on behalf of any of the Sellers or any of their or connected persons.

5.1.4	All plant, machinery, vehicles and equipment owned or used by the Company are in satisfactory condition (fair wear and tear accepted) and working order and have been regularly maintained (to the extent required).

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5.1.5	All assets owned or used by the Company which are subject to a requirement of licensing or registration of ownership possession or use are duly licensed or registered in the sole name of the Company.

5.1.6	All vehicles listed in the asset register of the Company are registered in the sole name of the Company and are duly licensed and insured for all purposes for which they are used, and all registration documents relating thereto are in the possession of the Company.

5.1.7	The asset registers of the Company comprise a materially accurate record of all material plant, machinery, equipment and vehicles owned, held or used by the Company.

5.1.8	A copy of each maintenance contracts in force in respect of all assets of the Company, save for the IT Systems, are attached to the Disclosure Letter.

5.1.9	All assets which the Company is obliged to maintain under any hire purchase, leasing, rental, insurance or other agreement have been regularly and properly maintained in accordance with the terms and conditions of such agreements.

5.2	Hire purchase and leased assets

Copies of any bills of sale or any hiring or leasing agreement, hire purchase agreement, credit or conditional sale agreement, agreement for payment on deferred terms or any other similar agreement to which the Company is a party are attached to the Disclosure Letter.

5.3	Debts

Except to the extent to which full provision or reserve has been made in the Accounts all book debts owed to the Company and whether included in the Accounts or arising since the Last Accounts Date will, so far as the Sellers are aware, be duly paid in full not later than 60 days after the due date and none of such debts has been factored, sold or agreed to be sold by the Company.

5.4	Stock

The trading stock of the Company:

5.4.1	is consistent with the current trading requirements of the Business;

5.4.2	is not obsolete, and is capable of being sold by the Company in the ordinary course of its Business.

6	FINANCIAL MATTERS

6.1	Details of all bank accounts maintained or used by the Company (including the name and address of the bank with which the account is kept and the number and nature of the account) and of all direct debit, standing order or similar authorities applicable to any of these accounts and statements showing the balance on each account as at the close of business on a date not being more than two days before the date of this Agreement are attached to the Disclosure Letter.

6.2	In relation to Encumbrances over assets of the Company and in relation to all overdraft, loan and other financial and leasing facilities available to the Company:

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6.2.1	full details thereof and true and materially complete copies of all relevant documents are attached to the Disclosure Letter;

6.2.2	there has been no contravention of or non-compliance with their terms and conditions;

6.2.3	no step to enforce any such Encumbrance or repayment of any facility has been taken or threatened;

6.2.4	there has been no alteration in their terms and conditions and they are all in full force and effect; and

6.2.5	none depends on the guarantee or indemnity of, or on any security provided by, a third party or any of the Sellers.

6.3	The total amount borrowed by the Company at any time:

6.3.1	from its bankers does not exceed its overdraft facilities; or

6.3.2	from whatever source does not exceed any limitation on borrowing contained in the articles of association of the Company or any debenture or loan instrument or other deed or document binding on it.

6.4	No event has occurred which is or, with the passage of time would become an event of default under, or a breach of any of, the terms of any loan capital, borrowing, debenture or financial facility of the Company or would entitle any third party to call for repayment before normal maturity.

6.5	Save for the borrowings referred to in paragraphs 6.2 and 6.3 the Company:

6.5.1	does not have outstanding any loan capital;

6.5.2	has not incurred or agreed to incur any borrowing which it has not repaid or satisfied;

6.5.3	has not lent or agreed to lend any money which has not been repaid to it;

6.5.4	does not own the benefit of any debt present or future (other than debts due to it in respect of the sale of trading stock in the normal course of trading); and

6.5.5	is not a party to nor has any obligation under:

a)	any loan agreement, debenture, acceptance credit facility, bill of exchange, promissory note, finance lease, debt or inventory financing, discounting or factoring arrangement or sale and lease back arrangement; or

b)	any other arrangement the purpose of which is to raise money or provide finance or credit.

6.6	The Company is not a party to, nor has any liability (including without limitation any prospective or contingent liability) under any Guarantee.

6.7	No Guarantee which remains outstanding has been given by any person to support the obligations of the Company.

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6.8	There is no outstanding indebtedness on any account whatever owing by the Company to any of the Sellers or by any of the Sellers to the Company.

6.9	The Company does not hold any security (including any Guarantee or indemnity).

6.10	No Encumbrance over any asset of the Company will be created, crystallised or become enforceable as a result of the signing of this Agreement or Completion.

6.11	The Disclosure Letter contains full details of each grant or subsidy or other financial assistance received or receivable by the Company in the 5 years immediately preceding the date of this Agreement from any governmental, quasi-governmental or other authority or body and so far as the Sellers are aware there is no reason why the Company would have to repay any such assistance received.

6.12	The Company has no liability for industrial training levy or for any other statutory or governmental levy or charge.

6.13	No loan has been made by the Company which is governed by the Consumer Credit Act 1974.

6.14	The Company is not a party to any agreement or arrangement or under any obligation under which it is or may become liable to make any investment which is a security or a relevant investment (as referred to in paragraph 25 of Financial Services and Markets Act 2000 (Regulated Activities) Order 2001) with, or to deposit any money with or to provide any loan or financial accommodation or credit (other than normal trade credit) to, any person or to subscribe, convert, acquire, dispose of or underwrite any investment.

7	INTELLECTUAL PROPERTY

7.1	General

7.1.1	The Company is the sole legal and beneficial owner of the Company Intellectual Property.

7.1.2	The Registered IP has been registered in the name of the Company and save as stated in the Disclosure Letter no application for registration of the Company Intellectual Property is pending.

7.1.3	The Disclosure Letter contains a complete and accurate list of all material Company Intellectual Property including any Registered IP and all Proprietary Software.

7.1.4	Except as set out in the Disclosure Letter, the Company Intellectual Property is free from Encumbrances.

7.1.5	The Company Intellectual Property set out in the Disclosure Letter is subsisting, and so far as the Sellers are aware is valid and enforceable.

7.1.6	So far as the Sellers are aware, nothing has been done, omitted or permitted that would cause the Company Intellectual Property to be subject to an action for revocation, compulsory licence, cancellation or amendment.

7.1.7	So far as the Sellers are aware, the Confidential Information is not subject to any disclosure obligation.

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7.2	Renewals/maintenance

7.2.1	All fees which have fallen due for application, registration and renewal in relation to the Registered IP have been paid in full and on time.

7.2.2	All reasonable steps have been taken to diligently maintain and renew registrations for the Registered IP.

7.3	Sufficiency

The Company does not require access to Intellectual Property other than the Company Intellectual Property and the Intellectual Property which is the subject of a licence, permission or other arrangement identified under paragraph 7.5 in order to carry on the operation of the Business.

7.4	Licences Out

No third party has a right to use or access the Company Intellectual Property and the Company is not obliged to grant any third party the right to use or access the Company Intellectual Property nor to enter into any agreement which would grant such a right.

7.5	Licences In

There are no licences or permissions or other arrangements under which the Company uses Intellectual Property owned by a third party excluding any IT Contracts or shrink-wrap licences whose total cost to replace would not exceed £500 and the Company does not use any third party Intellectual Property in order to carry on the operation of the Business.

7.6	Infringement

7.6.1	The Sellers have not received any notice (written or verbal) confirming or alleging that the activities of the Company and its licences and the operation of the Business:

a)	do or are likely to infringe, the Intellectual Property of any other person;

b)	do or may give rise to any obligation to pay any fee compensation or other payments, except as disclosed in relation to licences in under paragraph 7.5.

7.6.2	No proceedings claims or complaints have been brought or threatened against the Company by any third party or competent authority alleging the activities of the Company and its licensees or the operation of the Business infringes Intellectual Property owned by a third party or otherwise attacking the ownership, subsistence, validity or enforceability or grant of any of the Company Intellectual Property.

7.6.3	The Company is not subject to any injunction, undertaking or court order or requirement of any other authority of competent jurisdiction not to use or restricting the use of any Company Intellectual Property.

7.6.4	The Sellers have not received any notice (written or verbal) that there has been, and is currently a threatened or anticipated infringement or misuse by any third party of the Company Intellectual Property.

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7.7	Use of name

The Company does not carry on and has not in the last 3 years carried on any business under any name other than its corporate name, Universal Air Tools Limited.

7.8	Confidentiality

The Company has not entered into any confidentiality or other agreement nor is it subject to any duty which restricts the free use or disclosure of any information used in the Business and there is no breach of any such agreement or duty.

7.9	Social Media Accounts

The Company has no Social Media Accounts.

8	EFFECT OF SALE

8.1	Neither the execution nor performance of this Agreement or any document to be executed at or before Completion or pursuant to this Agreement will:

8.1.1	so far as the Sellers are aware result in the Company losing the benefit of a Permit, asset or a licence which it enjoys at the date of this Agreement; or

8.1.2	conflict with, or result in a breach of, or give rise to an event of default under, or require the consent of a person under, or enable a person to terminate, or relieve a person from an obligation under, an agreement, arrangement or obligation to which the Company is a party or a legal or administrative requirement in any jurisdiction; or

8.1.3	result in any Substantial Customer being entitled, so far as the Sellers are aware, to cease dealing with the Company or substantially to reduce its existing level of business or to change the terms upon which it deals with the Company or

8.1.4	result in any Substantial Supplier being entitled, so far as the Sellers are aware, to cease supplying to the Company or substantially to reduce its supplies to or to change the terms upon which it supplies the Company;

8.1.5	so far as the Sellers are aware, result in any officer or senior employee leaving the Company; or

8.1.6	make the Company liable to offer for sale, transfer or otherwise dispose of or purchase or otherwise acquire any assets;

8.1.7	result in any present or future indebtedness of the Company becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or any financial facility of the Company being withdrawn; or

8.1.8	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company.

9	CONSTITUTION

9.1	Intra vires

The Company has the power to carry on the Business and the Business has at all times been carried on in all material respects intra vires.

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9.2	Memorandum and articles, statutory books and resolutions

9.2.1	The memorandum and articles of association of the Company in the form in the Disclosure Letter are true and complete and contain or have annexed to them copies of all resolutions and agreements as are referred to in section 36(1) of the Companies Act 2006..

9.2.2	There is no written resolution of the Company with a circulation date prior to the date of this Agreement which has not yet been passed by the members or else lapsed in accordance with the Companies Act 2006.

9.2.3	The statutory books of the Company are up to date, in its possession and are true and accurate in accordance with applicable legal requirements.

9.2.4	The register of members of the Company has been properly kept and contains true and accurate records of the members from time to time of the Company and the Company has not received any written notice or allegation that any of them is incorrect or incomplete or should be rectified.

9.2.5	All resolutions, annual returns and other documents required to be delivered to the Registrar of Companies have been properly prepared and filed in accordance with applicable legal requirements and are true and accurate.

9.2.6	No resolution of the members of the Company or any class of them or of any debenture-holders or creditors of the Company has been passed within the last 12 months other than ordinary business at an annual general meeting.

9.2.7	There are no elective resolutions in force in relation to the Company.

9.3	Powers of attorney

The Company has not executed any power of attorney or conferred on any person any authority to enter into any transaction on behalf of or to bind the Company in any way (other than its directors, officers and employees for the purposes of the ordinary course of business of the Company) and which remains in force or was granted or conferred within 3 years of the Completion Date.

9.4	Seals

The Company does not have a common seal or a securities seal or any overseas branch registers.

9.5	Shadow directors

No person is a shadow director of the Company.

10	INSURANCE

10.1	The Disclosure Letter contains a list of each current insurance and indemnity policy in respect of which the Company has an interest (together the “Policies”). The Sellers have not received any written notice confirming or alleging that any of the Policies is invalid and unenforceable and is void or voidable. So far as the Sellers are aware, there are no circumstances which might make any of the Policies void or voidable or lead to any claim under the Policies being avoided by the insurers.

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10.2	The Company maintains such insurances policies as are reasonably recommended to it by its insurance broker, taking into account the size and nature of the business of the Company.

10.3	No claim is outstanding under any of the Policies and the Sellers have not received any written notice that any matter exists which might give rise to a claim under any of the Policies.

10.4	So far as the Sellers are aware, the Company has not done or omitted to do anything which might result in an increase in the premium payable under any of the Policies.

11	CONTRACTUAL MATTERS

11.1	Validity of agreements

11.1.1	So far as the Sellers are aware, the Company does not and the Sellers do not have any knowledge of the invalidity of, or a ground for termination, avoidance or repudiation of, an agreement, arrangement or obligation to which the Company is a party. No party with whom the Company has entered into an agreement, arrangement or obligation has given written notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement, arrangement or obligation.

11.1.2	So far as the Sellers are aware, no party with whom the Company has entered into an agreement or arrangement is in material breach of the agreement or arrangement. So far as the Sellers are aware no matter exists which might give rise to such breach.

11.1.3	The Company is not in material breach of any agreement or arrangement. So far as the Sellers are aware, no matter exists which might give rise to such breach.

11.2	Material agreements

11.2.1	The Company is not a party to any contract, transaction, arrangement which:

a)	is of an unusual or abnormal nature, or outside the ordinary course of business or which is not entirely on arm’s length terms;

b)	is of a long-term nature (that is, unlikely to have been fully performed, in accordance with its terms, more than 6 months after the date on which it was entered into or undertaken);

c)	is incapable of termination in accordance with its terms, by the Company, on 60 days’ notice or less;

d)	cannot readily be fulfilled or performed by the Company without undue or unusual expenditure of money, effort or personnel;

e)	involves payment by the Company by reference to fluctuations in an index of retail prices, or any other index or in the rate of exchange for any currency;

f)	involves an aggregate outstanding expenditure by the Company of more than £10,000;

g)	restricts its freedom to engage in any activity or business in any part of the world or confines its activity or business to a particular place;

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h)	requires the Company to pay any commission, finder’s fee, royalty or other similar payment; or

i)	is for the supply of goods or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given.

11.2.2	The Company is not a party to and is not liable under:

a)	an agreement, arrangement or obligation by which the Company is a member of a joint venture, consortium, partnership or association (other than a bona fide trade association); or

b)	a distributorship, agency, marketing, licensing, management or consultancy agreement or arrangement.

11.2.3	The Company is not a party to or bound by:

a)	any Guarantee, collateral warranty, contract of indemnity or other assumption of risk in respect of the acts or defaults of any person or the assumption of liability or increased liability to any person to whom the Company might not otherwise be liable;

b)	any contract which provides for payment to or by the Company in any currency other than Sterling or which contains indexation or currency or commodity re-negotiation or re-determination clauses;

c)	any contract, forward contract or option for the sale or purchase of any commodity; or

d)	any outstanding offer, proposal, estimate or quotation which, if accepted or incorporated into a contract would result in a contract which, if now in existence, would fall within this paragraph 11 of this Schedule 3.

11.2.4	The Company has complete and accurate records of all material contracts or arrangements to which it is a party or by which it is bound.

11.3	Arrangements with connected persons

11.3.1	There is, and during the 3 years ending on the date of this Agreement there has been, no agreement or arrangement (legally enforceable or not) to which the Company is or was a party and in which any of the Sellers, a director or former director of the Company or of any person connected with any of them is or was interested in any way. Save as Disclosed, the Company does not owe any obligation or sum to, nor does it and neither will it immediately after Completion have any contractual or other arrangements of any sort with, the Sellers or any of their connected persons.

11.3.2	None of the Sellers or their connected persons has any direct or indirect interest in any company firm or business (other than the Company) which is or is likely to be in competition with the Business.

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11.4	Change of terms

During the 12 months preceding the date of this Agreement there has been no substantial change in the basis or terms on which any Substantial Customer or Substantial Supplier is prepared to enter into contracts or do business with the Company (apart from normal price changes) and the Company has not received written notice of any such change.

12	INFORMATION TECHNOLOGY

12.1	System and Documentation

12.1.1	A complete, accurate and up to date description (including system architecture) of all material elements of the IT Systems is set out in the Disclosure Letter.

12.1.2	Complete and accurate copies of all IT Contracts are enclosed in the Disclosure Letter.

12.1.3	Save for the Proprietary Software, no Software used by the Company has been developed or written by any of the Employees or directors of the Company. Save for the Proprietary Software, the IT Systems do not contain any third party software or systems which are not available from third party suppliers on arm’s length commercial terms.

12.1.4	Save to the extent set out in the Disclosure Letter, the IT Systems are legally and beneficially owned by the Company free from any Encumbrance. The Company has obtained all necessary rights from third parties to enable them to use the IT Systems as required for the conduct of the Business.

12.1.5	The IT Contracts are valid and binding. As far as the Sellers are aware, the Company has complied with them in all respects and no notices of breach or termination have been served on or by the Company in respect of any of the IT Contracts.

12.2	Functionality

The IT Systems as a whole and each part of them are fully functioning in accordance with all applicable specifications.

12.3	Maintenance & Support

12.3.1	The Company has a sufficient number of employees who, with the benefit of the services provided under the IT Contracts, are technically competent and appropriately and adequately trained to ensure wholly satisfactory operation and use of the IT Systems to the full extent of the capability of the IT Systems and to train others in such use.

12.3.2	The IT Systems as a whole and each part of them have procedures, security and back-up systems which are intended to preserve the availability, security and integrity of the IT Systems and the data processed and stored on the IT Systems to ensure that no material disruption will be caused to the business of the Company in the event of a breach of security, virus infection, error or breakdown.

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12.4	Software

12.4.1	As far as the Sellers are aware, all software used on or stored or resident in the IT Systems:

a)	performs in accordance with its specification and does not contain any defect or feature which may adversely affect its performance or the performance of any other software;

b)	is lawfully held and used and does not infringe the Intellectual Property of any person and all copies held have been lawfully made.

12.5	Data

The IT Systems are used in compliance with the Data Protection Act 1998 and in particular in compliance with the data protection principles of that Act.

12.6	Security

12.6.1	The Company has appropriate procedures (including in relation to off-site working where applicable) in place with the aim of ensuring the security of the IT Systems and confidentiality and integrity of all data stored in them.

12.7	Web

12.7.1	All the domain names used, or required to be used, in or in connection with the Business as presently carried on are listed in the Disclosure Letter (the “Domain Names”).

12.7.2	The Company is the sole current registrant of the Domain Names, together with the websites which may be accessed at the Domain Names (the “Website”) including the goodwill, copyright and other Intellectual Property in, and content of, the Websites.

12.8	Outsourcing

Save under the IT Contracts, the Company has not outsourced the whole or any part of the IT Systems or any services relating to them.

12.9	Disruptions/Disaster recovery

12.9.1	The Company has in place a disaster recovery plan in respect of the IT Systems which is intended to enable the Business to continue if there were any significant damage to or destruction of some or all of the IT Systems.

13	LIABILITIES

13.1	Grants

13.1.1	Full details of all grants or subsidies made to, or for the benefit of, the Company in the last 3 years (the “Grants”) are contained in the Disclosure Letter.

13.1.2	The Company has complied in all respects with the terms of the Grants.

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13.1.3	The Company is not liable to repay any Grant in whole or in part whether as a consequence of this Agreement being entered into or otherwise.

13.2	Products or services

13.2.1	Save for any condition or warranty implied by law or contained in a relevant customer contract, the Company has given no guarantee, condition or warranty or made any representation in respect of any product or service it has supplied or provided or agreed to be sold or supplied or provided by it.

13.2.2	Save as contained in a relevant customer contract or as required by law, the Company has not agreed to take back, replace or make good any defective goods or to rectify or repeat any services free of charge in respect of any products or services supplied by the Company.

13.2.3	The Company has not received written notice of any claim which remains outstanding and not settled alleging any breach of representation, warranty or condition, defect in or lack of fitness for purpose of any goods supplied or provided by the Company and, so far as the Sellers are aware, the Company has not received any verbal notification of such claim alleging the same may be forthcoming..

13.3	Warranties and indemnities

Otherwise than in the ordinary course of business, the Company has not sold or otherwise disposed of any shares or assets in circumstances such that it is, or may be, still subject to any liability (whether contingent or otherwise) under any representation, warranty or indemnity given or agreed to be given on or in connection with such sale or disposal.

14	PERMITS

14.1	The Company has obtained and complied in all material respects with the terms and conditions of each Permit (details of which are contained in the Disclosure Letter).

14.2	So far as the Sellers aware, there are no pending or threatened proceedings which might in affect the Permits and the Sellers are not aware of any other reason why any of them should be suspended, threatened or revoked or be invalid.

15	INSOLVENCY

15.1	No order has been made, petition presented or resolution passed for the winding-up of the Company or for the appointment of a provisional liquidator to the Company.

15.2	No notice of intention to appoint an administrator or notice of appointment of administrator in respect of the Company has been filed at court nor, so far as the Sellers are aware, has any resolution been passed authorising the filing of a notice of intention to appoint an administrator or a notice of appointment of an administrator and no administration order has been made and no application for an administration order has been lodged at court or presented in respect of the Company.

15.3	No receiver, receiver and manager or administrative receiver has been appointed over the whole or part of the Company’s business or assets.

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15.4	No formal written demand for repayment of monies has been received by the Company from its Bankers, nor has any demand been served on the Company by any of its creditors pursuant to section 123(1)(a) of the Insolvency Act 1986.

15.5	No voluntary arrangement under section 1 of the Insolvency Act 1986 has been proposed or approved in respect of the Company.

15.6	No compromise or arrangement under Part 26 of the Companies Act 2006 (or under the provisions of s.425 of the Companies Act 1985 before its repeal) has been proposed, agreed to or sanctioned in respect of the Company.

15.7	The Company has not entered into any compromise or arrangement with its creditors or any class of its creditors generally.

15.8	The Company is not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (but for this purpose ignoring the reference to “it is proved to the satisfaction of the court that” in section 123(1)(e) and 123(2)).

15.9	The Company has not stopped paying its debts as they fall due.

15.10	No distress, execution charging order, garnishee order or other process has been levied on or applied for in respect of an asset of the Company.

15.11	There are no unsatisfied judgments or court orders outstanding against the Company.

15.12	No action is being taken by the Registrar of Companies to strike the Company off the register under section 1000 of the Companies Act 2006.

15.13	None of the Sellers has:

15.13.1	had a bankruptcy petition presented against him or been declared bankrupt;

15.13.2	been served with a statutory demand, or is unable to pay any debts within the meaning of the Insolvency Act 1986;

15.13.3	stopped paying their debts as they fall due;

15.13.4	any outstanding judgments or Court orders against them;

15.13.5	had distress, execution, charging order, garnishee order or other process levied on or applied for in respect of an assets of theirs;

15.13.6	had a receiver appointed over of their assets or been served with a formal written demand by their bank for immediate repayment of a secured debt;

15.13.7	entered into, or has proposed to enter into, any composition or arrangement with, or for, his creditors (including any individual voluntary arrangement); or

15.13.8	been subject of any other event analogous to the foregoing in any jurisdiction.

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16	LITIGATION AND COMPLIANCE WITH LAW

16.1	Litigation

16.1.1	Neither the Company nor, so far as the Sellers are aware, a person for whose acts or defaults the Company may be vicariously liable is involved, or has during the 3 years ending on the date of this Agreement been involved, in a civil, criminal, arbitration, administrative or other proceeding (“Proceeding”) in any jurisdiction. No Proceeding in any jurisdiction are so far as the Sellers are aware, pending or threatened by or against the Company or, a person for whose acts or defaults the Company may be vicariously liable and the Sellers are not aware of any matter which exists and may give rise to any such Proceeding.

16.1.2	There is no outstanding judgement, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against the Company or, so far as the Sellers are aware, a person for whose acts or defaults the Company may be vicariously liable.

16.1.3	No statutory derivative claims within the meaning of section 260 of the Companies Act 2006 has been made against the present directors of the Company.

16.2	Compliance with law

The Company has conducted its business and dealt with its assets in all material respects in accordance with all applicable legal and administrative requirements in any jurisdiction applicable to the Business.

16.3	Investigations

Neither the Company nor (so far as it relates to the Business) any director of the Company has received written notice that it is or has been subject to any investigation, enquiry or disciplinary proceeding (whether judicial, quasi-judicial or otherwise) in any jurisdiction and the Sellers have no reason to believe that any is pending or threatened, and neither has it received any written request for information from, any court or governmental authority.

16.4	Unlawful payments

The Company has not and the Sellers have no reason to believe that a person for whose acts or defaults the Company may be vicariously liable (including the Company’s officers, agents and employees) has:

16.4.1	induced any person to enter into an agreement or arrangement with the Company by means of an unlawful or immoral payment, contribution, gift or other inducement;

16.4.2	offered or made an unlawful or immoral payment, contribution, gift or other inducement to any government official or employee; or

16.4.3	directly or indirectly made an unlawful contribution to a political activity.

16.5	Anti-corruption, anti-terrorism and anti-money laundering

16.5.1	The Company has, at all times, conducted its business in all material respects in accordance with Anti-Corruption Laws and Anti-Terrorism and Anti-Money Laundering Laws. In relation to the Company, its assets or business (whether by or in respect of the Company’s officers, employees, agents or otherwise) the Sellers have not received written notice of and are not aware of any:

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a)	violation or default;

b)	order, decree or judgment of any court or any governmental agency; or

c)	enquiry, investigation, reference, notification, proceeding, report or decision in respect of Anti-Corruption Laws or Anti-Terrorism and Anti-Money Laundering Laws, in the United Kingdom or elsewhere.

16.5.2	The Disclosure Letter contains true copies of any compliance policies prepared, or used by or behalf of the Company designed to prevent its associated persons (within the meaning of section 8 of the Bribery Act 2010) from undertaking conduct which would constitute an offence under section 7(1) of that Act.

16.6	Competition law

16.6.1	So far as the Sellers are aware, the Company is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company conducts business and no director is engaged in any activity which would be an offence or infringement under any such Competition Law.

16.6.2	So far as the Sellers are aware, the Company is not affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Competition Law of any jurisdiction and the Company has not given any undertakings or commitments to such bodies which affect the conduct of any business carried on at Completion by the Company.

16.6.3	The Company has not received, during the 3 years preceding this Agreement, any written enquiries, written requests or any other formal or informal written communication from any relevant government body, agency or authority responsible for enforcing Competition Law in any jurisdiction.

16.6.4	The Sellers are not aware of any actual or threatened complaint alleging that the Company has infringed the Competition Law of any jurisdiction.

16.6.5	So far as the Sellers are aware, the Company is not the subject of any investigation, enquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Company conducts business.

16.6.6	So far as the Sellers are aware no such investigation, enquiry or proceedings as mentioned in paragraph 16.6.5 of this Schedule 3 have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, enquiry or proceedings.

16.6.7	The Company is not in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body.

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16.7	Data protection

16.7.1	The Company has complied in all material respects with the provisions of the Data Protection Act 1998 (“DPA”).

16.7.2	Except as notified in accordance with the DPA, the Company has not held any other personal data (as defined by the DPA) or processed such personal data for additional purposes or is exempt from notifying under the DPA.

16.7.3	Insofar as personal data are subject to notification the Company has at all times maintained and continues to maintain full and accurate notification under the DPA and has operated wholly within the terms of such notification.

16.7.4	The Company has not been served with any notice by the Data Protection Registrar, the Information Commissioner or a data subject (as defined by the DPA) under the DPA nor are there any circumstances which might give rise to the Company being served with such a notice in the future.

17	BROKERAGE, COMMISSIONS OR FEES

17.1	No person is entitled to receive from the Company a finder’s fee, brokerage or commission in connection with this Agreement or anything in it and the Company is not liable to pay to any of its directors, employees, agents and advisers any sum whatsoever in connection with the sale of the Shares.

17.2	Save as Disclosed, the Company will not be responsible for paying any fees or other monies to any person in relation to the sale of the Shares.

18	DIRECTORS AND EMPLOYEES

18.1	Particulars of officers and employees

18.1.1	The Disclosure Letter shows the names, job title, date of commencement of employment or engagement, date of birth and if applicable period of continuous employment (calculated in accordance with chapter 1 of part XIV of the Employment Rights Act 1996) of every employee, worker and officer of the Company and consultant to the Company and there are no other individuals employed or engaged by the Company.

18.1.2	No employee of the Company or any other individual is, or has been offered the opportunity or has agreed to become, an employee shareholder (within the meaning of section 205A Employment Rights Act 1996).

18.2	Remuneration and benefits

18.2.1	The Disclosure Letter shows details of all remuneration and emoluments payable and any other benefits (including those received otherwise than in cash):

a)	actually provided; or

b)	as at the date of this Agreement which the Company is bound to provide (whether now or in the future)

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to each officer, worker and employee of the Company and consultant to the Company together with the terms on which such remuneration, emoluments and benefits are payable.

18.2.2	Such details are true, accurate and complete and include particulars and details of participation in all profit sharing, incentive, bonus, commission, share option, medical, permanent health insurance, directors’ and officers’ insurance, travel, car, redundancy and other benefit schemes, arrangements and understandings operated for all or any employees of, workers of, officers of or consultants to the Company or their dependants (the “Schemes”) whether legally binding on the Company or not.

18.3	Terms and conditions

18.3.1	The Disclosure Letter contains details of all material terms and conditions of employment or engagement of every employee, worker and officer of the Company and consultant to the Company, including copies of all the standard terms and conditions, staff handbooks and policies which apply to employees and/or workers of the Company, and identify which terms and conditions apply to which employees and/or workers.

18.3.2	There are no terms and conditions in any contract with any director, officer, worker, consultant or employee of the Company pursuant to which such persons will be entitled to receive any payment or benefit or such person’s rights will change as a direct consequence of the transaction contemplated by this Agreement.

18.3.3	All employees of the Company have received a written statement of particulars of their employment as required by section 1 of the Employment Rights Act 1996.

18.4	Operation of the Schemes

18.4.1	The Schemes have at all times been operated in accordance with their governing rules or terms and all applicable laws and all documents which are required to be filed with any regulatory authority have been so filed.

18.4.2	No past or present director, officer, worker, employee or any dependant thereof or any other participant in any Scheme has made any claim against the Company in respect of any Scheme and no event has occurred which could or might give rise to any such claim.

18.4.3	The Company does not have and is not expected to have any liability in respect of employer’s national insurance in connection with any share option or share incentive scheme.

18.5	Notice periods

The terms of employment or engagement of all employees, workers, agents, consultants and professional advisers of the Company are such that their employment or engagement may be terminated by not more than 3 months’ notice given at any time without liability for any payment including by way of compensation or damages (except for unfair dismissal or a statutory redundancy payment).

18.6	Changes since the Last Accounts Date

Since the Last Accounts Date:

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18.6.1	the Company has not made, announced or proposed any changes to the emoluments or benefits of or any bonus to any of its directors, officers, workers, consultants or employees or any other Scheme and the Company is under no obligation to make any such changes with or without retrospective operation; and

18.6.2	no gratuitous payments or bonuses have been made and no commitment to make such payment has been given.

18.7	Loans

There are no amounts owing or agreed to be loaned or advanced by the Company to any directors, officers, workers, consultants or employees of the Company (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).

18.8	Notice of termination and leave of absence

18.8.1	No director, officer, worker or employee of the Company or consultant to the Company has given (or is expected to give) or received notice to terminate his employment or engagement.

18.8.2	There are no directors, officers, workers, consultants or employees of the Company who are on secondment, maternity leave, or absent on grounds of, so far as the Sellers are aware, disability or other leave or absence (other than normal holidays or absence of no more than two weeks due to illness).

18.9	Payment up to Completion

The Company has discharged its obligations in full in relation to salary, wages, fees, commissions, bonuses, overtime pay, holiday pay, sick pay, tax, national insurance and all other benefits and emoluments relating to its employees, officers, workers and consultants, whether pursuant to the Schemes or otherwise.

18.10	Industrial relations

18.10.1	No trade union, works council or association of trade unions or other body representing workers is recognised by the Company for collective bargaining purposes, nor has the Company done any act which might be construed as recognition. There has been no request for recognition of any trade union and so far as the Sellers are aware no such request is pending and there are no circumstances which are likely to give rise to any such request.

18.10.2	There are no collective bargaining or procedural or other agreements or arrangements (whether in writing, oral or by custom and practice and whether with a trade union, staff association, works council, information and consultation forum or any other organisation formed for a similar purpose or other body representing workers and whether legally binding or not) concerning or affecting the Company’s employees and the Sellers has not received and nor does it expect to receive a request from 10% or more of its employees to establish an information and consultation body under the Information and Consultation of Employees Regulations 2004 and there is no pre-existing negotiated or default agreement or arrangement in place.

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18.10.3	There is no existing, threatened or so far as the Sellers are aware pending industrial or trade dispute or action, official or unofficial, involving the Company and any of its employees and there are no referrals to or so far as the Sellers are aware applications pending before the Central Arbitration Committee nor are there any facts or circumstances which might indicate that there may be any such dispute, action, referral or applications pending or likely.

18.10.4	Within the period of three years ending on the date of this Agreement the Company has not been engaged or involved in any trade dispute (as defined in section 218 of TULRCA) with any employee, trade union, staff association, workers council, information and consultation forum or any other organisation formed for a similar purpose or other body representing workers, nor has any industrial relations or employment matter been referred either by the Company or its employees or by any trade union staff association or any other body representing workers to ACAS for advice, conciliation or arbitration or to the Central Arbitration Committee.

18.11	Claims by employees

18.11.1	There are no ongoing claims against the Company by any past or present director, officer, worker, consultant or employee of the Company or any predecessor in business and the Sellers are not aware of any pending claims by any past or present director, officer, worker, consultant or employee of the Company including:

a)	in respect of any accident or injury which is not fully covered by insurance; or

b)	for wrongful dismissal, breach of any contract of services or for services; or

c)	for loss of office or arising out of or connected with the termination of his office or employment; or

d)	for any payment under any Employment Laws; or

e)	to reinstate or re-engage any former employee and so far as the Sellers are aware no circumstances have arisen, or event or inaction has occurred which could or might give rise to any such claim.

18.12	Enquiries

18.12.1	There are no enquiries or investigations existing, or so far as the Sellers are aware pending or threatened affecting the Company in relation to any directors, officers, workers or employees by the Information Commissioner, Pensions Ombudsman, the Pensions Regulator, Central Arbitration Committee, Commission for Equality and Human Rights or the Health and Safety Executive or any other bodies with similar functions or powers in relation to employees or workers.

18.12.2	There are no terms or conditions under which any director, officer, worker or employee of the Company is employed or engaged, nor so far as the Sellers are aware, has anything occurred or not occurred prior to Completion that may give rise to any claim for equal pay, discrimination, harassment, victimisation or otherwise either under domestic United Kingdom law (including but not limited to the Equality Act 2010) or European law whether by a former, current or prospective director, officer, worker, consultant or employee or otherwise.

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18.13	Compliance with laws

So far as the Sellers are aware, the Company has complied with the Employment Laws and terms and conditions of employment relevant to the Company’s directors, officers, workers and employees.

18.14	TUPE

18.14.1	No director, officer, worker or employee has previously transferred to the Company by operation of TUPE (or its predecessor) and since the Last Accounts Date the Company has not participated in any transaction to which TUPE applies.

18.14.2	The Company has not entered into any agreement and no event has occurred which may involve the Company in the future acquiring any undertaking or part of one and is not involved in any service provision change to which TUPE may apply.

18.15	Duty to inform and consult

To the extent that such obligations to inform and consult have arisen in the last 3 years the Sellers and the Company have complied with their obligations to inform and consult with trade unions and/or other representatives of workers and to send notices to the Secretary of State pursuant to sections 188 to 194 of TULRCA and regulations 13 and 14 of TUPE.

18.16	Records

The Company has maintained adequate, suitable, accurate and up to date records regarding its directors, officers, workers and employees and such records comply with the requirements of the Data Protection Act 1998.

18.17	Business is conducted by employees

18.17.1	The Company has not entered into any agreement or arrangement for the management or operation of the Business or any part thereof other than with its own employees, in particular, the Company has not engaged any workers through any employment agency.

18.17.2	All of the employees and officers employed in the Business are employed by the Company.

18.18	Offers of employment

No outstanding offer of employment or engagement has been made by the Company to any person nor has any person accepted an offer of employment or engagement made by the Company but who has not yet commenced such appointment.

18.19	Disciplinary and grievance procedures

Within the previous 2 years, no director or employee has been subject to any disciplinary proceedings nor has any director or employee raised a grievance under the Company’s relevant procedures.

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18.20	Immigration requirements

18.20.1	Since 29 February 2008 the Company has not employed any director, officer, worker or employee that it suspects, knows or ought reasonably to know is an illegal worker.

18.20.2	In respect of all its directors, officers, workers and employees the Company has carried out the correct checks to provide it with a statutory defence/excuse to any future liability for employing an illegal migrant under the Asylum and Immigration Act 1996 and/or the Immigration, Asylum and Nationality Act 2006.

18.20.3	All directors, officers, workers and employees of the Company who require authorisation to work in the UK have obtained such authorisation covering the entire period of their employment with the Company and will have such authorisation in force at Completion.

18.20.4	The Company has maintained adequate right to work records in respect of all individuals employed by it after 29 February 2008 and these will be available at Completion.

19	PROPERTIES

19.1	The Properties and Title

19.1.1	The Property comprises all of the premises and land owned occupied or otherwise used in connection with the Business or in which the Company has any rights, interest or liability.

19.1.2	The information relating to the Property set out at Schedule 2 is true, complete and accurate and not misleading in any respect.

19.1.3	The Company has not entered into any agreement to acquire an interest in, or dispose of, any premises or land which has not been completed.

19.1.4	All deeds and documents relevant to the Company’s title to the Property are in the Company’s possession or control free from any security interest, lien or other similar interest save for the Debenture dated 19 November 2002 in favour of National Westminster Bank PLC.

19.1.5	The Company is the sole legal and beneficial owner of and otherwise absolutely entitled to the Property and is in sole and undisputed occupation of them and no other person is or will become entitled to occupation of the Property.

19.1.6	The Property is not subject to any outgoings other than uniform business rates (except rating is surcharge), water rates, rent, insurance, rent service charges and common, recurrent and routine outgoings that are incidental to the day to day running of a business at the Property and the Company is not in arrears with any such outgoings and there is no outstanding liability for rent rates or taxes in respect of any of the Property.

19.2	Town and Country Planning and Statutory Requirements

19.2.1	The Company has not received notice of any alleged breach of the Planning Acts in respect of the Property and so far as the Sellers are aware there are no outstanding enforcement notices, stop notices, enforcement proceedings or appeals under the Planning Acts in respect of the Property.

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19.3	Condition of the Property

19.3.1	The Company is not anticipating the spending of any substantial sum of money in respect of the Property in the near future.

19.3.2	So far as the Sellers are aware there has been no flooding, subsidence, heave or significant structural or drainage defect at the Property.

19.4	Contingent Liabilities

The Company is not actually or contingently liable in relation to any freehold or leasehold property (whether as owner or former owner or as tenant or former tenant of any such property or as an original contracting party, or guarantor of any party, to any deed, document, lease or licence connected with such property) other than the Property.

19.5	The Lease

19.5.1	With respect to the Lease:

a)	there is no breach of covenant, restriction or obligation relating to the Property which is material or persistent or which would entitle or require any person to exercise any powers of re-entry and taking possession of any of the Properties or any part of them;

b)	no variations, licences or collateral assurances, undertakings or concessions have been granted;

c)	all licences, consents and approvals required from the landlord and any superior landlord have been obtained and the covenants on the part of the tenant contained in such licences, consents and approvals have been duly performed and observed;

19.6	Preliminary Enquiries

Replies to CPSE enquiries in relation to the Property raised by the Buyer’s Solicitors are in all respects true, complete and accurate.

20	ENVIRONMENTAL AND HEALTH & SAFETY MATTERS

20.1	Environmental Permits

20.1.1	The Company is not required to have any Environmental Permits.

20.2	Compliance with and Liability under Environmental Laws

20.2.1	The Company and so far as the Sellers are aware its officers, agents and employees comply and have at all times complied in all material respects with all Environmental Laws in operating the business of the Company.

20.2.2	So far as the Sellers are aware there are no facts or circumstances which may give rise to any liability having a material financial effect (whether actual or potential) on the part of the Company or so far as the Sellers are aware any of its officers, agents and employees under Environmental Laws or otherwise relating to pollution of the Environment or harm to or the protection of human health and safety.

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20.2.3	So far as the Sellers are aware, all information provided by or on behalf of the Company to any relevant enforcement agency, and all records and data required to be maintained by the Company under the provisions of any Environmental Law, are complete and accurate in all material respects.

20.2.4	The Sellers have not received communication in any form alleging breach of any Environmental Laws and the Sellers are not aware of any circumstances which may lead to any such communication or complaint, nor are the Sellers aware of any circumstances which could have a material financial effect on the Company and which relate to the Environment that may be reportable to any authority under any Environmental Permit or Environmental Laws which is outstanding and in either case relates to the Company, the Property and/or any Hazardous Items emanating or which have emanated from the Property.

20.2.5	The Company is not, and has not been, engaged in any litigation, action, arbitration or dispute resolution proceedings and no writ, summons, order, enforcement notice, prohibition stop notice, abatement notice, remediation notice, works notice, charging notice or other notice notification, consultation, direction or sanction has been undertaken, issued or served within the last 3 years with regard to any activities, processes, substances or Hazardous Items in on over or under the Property or pursuant to any Environmental Laws.

20.3	Hazardous Substances

20.3.1	So far as the Sellers are aware there is nothing in, on, over or under the Property or any sites formerly owned or occupied by the Company, the presence, existence or condition of which constitutes a breach or which could give rise to a breach of any Environmental Laws.

20.4	Miscellaneous

20.4.1	Copies of all:

a)	environmental and health and safety policy statements;

b)	reports in respect of environmental and health and safety matters;

c)	records of accidents, illnesses and reportable diseases;

d)	assessments of substances hazardous to health;

e)	correspondence between the Company and any relevant enforcement authority; and

f)	waste disposal contracts

relating to the Business or the Property are included in the Disclosure Documents and so far as the Sellers are aware all such statements, reports, investigations, assessments, records, correspondence and other information are complete in all material respects.

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20.5	CRC Energy Efficiency Scheme

20.5.1	The Company is not required to participate in the current phase of the CRC and was not required to participate in any previous phase of the CRC.

21	PENSIONS

In this paragraph 21:

“Benefits” means pensions, allowances, lump sums or other like benefits or payments payable on leaving service, retirement or on death or during periods of sickness or disablement;

“Pension Arrangements” means the GPP Arrangement and the Personal Pension Scheme Arrangements disclosed in the Disclosure Letter in relation to this paragraph 21;

“Employees” means the current and any former officers or employees of the Company;

“GPP Arrangement” means the group personal pension arrangement (Plan number 122TR807) provided by Prudential; and

“Personal Pension Scheme Arrangements” means the arrangements for the Company to pay employer contributions into the personal pension plans of Alan Wallace and Christian Moppett.

21.1	Pensions arrangements disclosed

21.1.1	The Pension Arrangements are the only arrangements made or provided by the Company for the purpose of providing Benefits for Employees.

21.1.2	The GPP Arrangement is a group personal pension scheme (i.e. an arrangement under which employees may participate on a grouped basis in personal pension schemes (as defined in section 1 of the Pension Schemes Act 1993)) and, so far as the Sellers are aware, is a registered pension scheme as defined in section 150(2) of the Finance Act 2004.

21.1.3	The Pension Arrangements involve personal pension schemes only and the Company has no obligations (actual or contingent) in relation to, or practice of making payments to, any occupational pension scheme (including any defined benefit scheme/final salary scheme), to provide any Benefits and no custom or practice of so doing. The Company has not at any time participated in or contributed towards any former scheme or arrangement which has as its purpose or one of its purposes the provision of Benefits (other than schemes which have been fully wound up.

21.1.4	Sufficient details have been included in the Disclosure Letter to enable the Buyer to identify the current employees of the Company who are members of the Pension Arrangements, together with the Company's obligations in relation to the Pension Arrangements and contributions made to the Pension Arrangements by employee members and the Company.

21.2	Money purchase schemes

Other than lump sum death in service benefits, the Pension Arrangements provide only money purchase benefits (as defined in section 181 of the Pension Schemes Act 1993) and no promise or assurance (oral or written) has been given to any person that his or her benefits under the Pension Arrangements (other than lump sum death in service benefits) will be calculated by reference to any person’s remuneration or equate (approximately or exactly) to any particular amount.

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21.3	Payment of contributions

The Company has not made or proposed any voluntary or ex gratia payments of Benefits to or in respect of any person and is not due to make any such payments in the future. All contributions payable by the Company to and in respect of the Pension Arrangements have been paid within any applicable prescribed period.

21.4	Undertakings

No undertaking or assurance has been given to any Employee about any increase or improvement of Benefits or in relation to the Pension Arrangements.

21.5	Access to membership

Every Employee who is or has been entitled to, or eligible for, membership of the GPP Arrangement has joined or been invited to join as of the date on which he became so entitled or eligible.

21.6	Discrimination

The Company has not discriminated against, or in relation to, any Employee on grounds of age, sex, disability, marital status, hours of work, fixed-term or temporary agency worker status, sexual orientation, religion or belief in providing Benefits.

21.7	Claims

So far as the Sellers are aware, no claims or complaints have been made or are pending or threatened in relation to the Pension Arrangements or otherwise in respect of the provision of (or failure to provide) Benefits in relation to Employees or their dependants. So far as the Sellers are aware, there are no facts or circumstances likely to give rise to any such claims or complaints.

21.8	Auto-enrolment

The Company’s staging date is 1 November 2016. The Company has (so far as applicable at Completion) complied with its automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation. No notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been (or require to be) notified to the Pensions Regulator in respect of the Company.

21.9	Beckmann liabilities

There are no losses, costs, liabilities, expenses, actions, proceedings, claims and demands outstanding or, so far as the Sellers are aware, threatened or anticipated by or in respect of:

21.9.1	any persons based directly or indirectly on the decision of the European Court of justice in Beckmann v Dynamco Whicheloe Macfarlane Limited [2002]; Martin & Others v South Bank University [2003]; TUPE and the Transfer of Employment (Pension Protection) Regulations 2005; or any legislation or judgment subsequently introduced or promulgated directly or indirectly as a result of these decisions; and

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21.9.2	any failure by the Company to provide to (or in respect of) any such persons, after a TUPE transfer of any such persons to the Company any benefits other than those relating to old age, invalidity and survivors enjoyed by any such persons prior to that TUPE transfer under an occupational pension scheme.

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SCHEDULE 4 – TAX
PART 1 – DEFINITIONS AND INTERPRETATION

1	DEFINITIONS AND INTERPRETATION

In this Schedule 4:

1.1	words and expressions defined in clause 1 of this Agreement have the same meaning except where otherwise provided or unless there is something in the context or subject matter which is inconsistent with them;

1.2	the following words and expressions have the following meanings:-

“Buyer’s Relief”

means:

a)    any Relief owing to the Company in respect of an Event occurring or period ending on or before Completion, either which was taken into account in computing the provision for deferred tax in the Accounts or in eliminating or reducing such provision or which was included as an asset in the Accounts;

b)    any Relief owing to the Company in respect of an Event occurring or period after Completion;

c)    any Relief owing to any member of the Buyer’s Tax Group (other than the Company);

“Buyer’s Tax Group”	the Buyer and any other company or companies which either are or become after Completion, or have within the six years ending at Completion, been treated as a member of the same group as, or otherwise connected or associated in any way with, the Buyer for any other purpose;

“CAA”	the Capital Allowances Act 2001;

“Claim for Tax”	any assessment (including self-assessment), notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority (whether within or outside the United Kingdom) or the preparation or submission of any notice, return or assessment completed by or on behalf of the Company from which a Liability for Tax is imposed or it appears that a Liability for Tax is likely to be imposed on the Company;

“CTA”	Corporation Tax Act 2009;

“CTA 2010”	Corporation Tax Act 2010;

“Covenant Claim”	any claim made by the Buyer pursuant to part 3 of this Schedule 4;

“Covenantors”	the Sellers;

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“Event”	includes (without limitation) Completion, any transaction, act, event, omission or circumstance of whatever nature including transfer of value, receipt of assets, breach of trust, the death of any person, the liquidation of any company and a failure to make sufficient dividend payments to avoid an apportionment or deemed distribution of income;

“FA”	Finance Act;

“HMRC”	Her Majesty’s Revenue & Customs;

“IHTA”	the Inheritance Tax Act 1984;

“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003;

“Liability for Tax”

includes not only a liability or increase in a liability to make a payment of any Tax but also:

a)    the loss, reduction, counter claim, nullification, disallowance or clawback of any Relief falling within paragraph (a) of the definition of Buyer’s Relief; and

b)    the use or setting-off of any Buyer’s Relief in circumstances where, but for such use or setting-off, the Company would have had a Tax liability in respect of which the Covenantors would have been liable under part 3 of this Schedule 4, and in a case falling within either of the above paragraphs (a) to (b) the amount that is to be treated for the purposes of part 3 of this Schedule 4 as a Liability for Tax (the “Deemed Tax Liability”) shall be determined as follows:

(1)   where the Relief was a deduction from or offset against Tax, the Deemed Tax Liability shall be the amount of that Relief; and

(2)   where the Relief was a deduction from or offset against income, profits or gains, the Deemed Tax Liability shall be the amount of Tax which has been saved in consequence of the use or setting off, and where the Relief was lost, the amount of Tax, which but for such loss would have been saved by virtue of the Relief so lost, ignoring for this purpose the effect of the Relief (other than deductions in company profits for the purpose of Tax) arising in respect of an Event occurring or period ending after Completion and assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief;

(3)   in a case which involves the loss, use or set-off of a right of repayment of Tax, the Deemed Tax Liability shall be the amount of the repayment that would otherwise have been obtained but for the loss or setting off as mentioned in that paragraph;

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“Overprovision”

means the amount by which any provision for corporation tax (other than deferred tax) in the Closing Adjustment Accounts or Tax (other than corporation tax or deferred tax) in the Accounts is overstated, except where such overstatement arises as a result of:

(a)   a reduction in the rates of Tax or other change in legislation made after Completion with retrospective effect;

(b)  any Relief arising after Completion; or

(c)  any act of the Buyer or the Company carried out after Completion;

“PAYE”	the mechanism prescribed for the collection of tax and sums to which Part 11 (eleven) of the ITEPA and regulations made under that Act apply, Class 1, Class 1A, and Class 1B contributions referred to in section 1(2) of the Social Security Contributions and Benefits Act 1992 (outline of contributory system);

“Relief”	means any loss, relief, allowance, exemption, set off, rebate, refund, deduction, right to repayment or credit or other relief of a similar nature from or relating to Tax or the computation of income, profits or gains for the purpose of any Tax;

“Saving”	means the reduction or elimination of any liability of the Company to make an actual payment of Tax in respect of which the Covenantors would not have been liable under paragraph 1 of part 3 of this Schedule 4, by the use of any Relief arising wholly as a result of a Liability for Tax in respect of which the Covenantors have made full payment under paragraph 1 of part 3 of this Schedule 4;

“Tax”	any tax, and any duty, contribution, impost, withholding, levy, deduction, rate or charge in the nature of tax, whether domestic or foreign, national or local, and any fine, penalty, surcharge or interest connected therewith and includes without limitation of the foregoing corporation tax, advance corporation tax, income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment), national insurance and social security contributions, capital gains tax, inheritance tax, value added tax, customs excise and import duties, stamp duty, stamp duty reserve tax, stamp duty land tax, insurance premium tax, air passenger duty, land fill tax and any other payment whatsoever which any person is or may be or become bound to make to any person and which is or purports to be in the nature of taxation regardless of whether any such taxes, duties, contributions, imposts, withholdings, levies, deductions, rates, charges, fines, penalties, surcharges and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of any of them is recoverable from any other person;

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“Taxation Authority”	any local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having or purporting to have power or authority in relation to Tax including HMRC;

“TCGA”	the Taxation of Chargeable Gains Act 1992;

“TIOPA”	the Taxation (International and Other Provisions) Act 2010;

“TMA”	the Taxes Management Act 1970;

“VATA”	the Value Added Tax Act 1994 and “VAT legislation” means VATA and all regulations and orders made under that Act.

1.3	References to:-

1.3.1	income or profits or gains earned, accrued, or received on or before a particular date or in respect of a particular period shall include income or profits or gains which have been deemed to have been earned, accrued or received at or before that date or in respect of that period;

1.3.2	any payment or distribution made on or before a particular date shall include:

a)	any payment or distribution which on or before that date has fallen due to be made; and

b)	any Event which has occurred on or before that date and is or has been deemed to be a payment or distribution for the purposes of any Claim for Tax; and

c)	anything which has occurred on or before that date and which has been deemed to be a dividend or distribution to shareholders or others for the purposes of any Claim for Tax;

1.3.3	Reference to an Event which occurred on or before Completion shall be deemed to include the combined result or results of two or more Events, both or all of which shall have occurred on or before Completion.

1.4	Any reference to something occurring in the ordinary course of business shall, without prejudice to the generality thereof, be deemed not to include:

1.4.1	anything which involves, or leads directly to, any liability of the Company to Tax that is the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer’s Tax Group) or is the liability of the Company only because some other person, other than a member of the Buyer’s Tax Group, has failed to pay it or is the liability of the Company because it has elected to be granted as taxable or liable or to be regarded as having made a disposal;

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1.4.2	anything which relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm’s length terms;

1.4.3	anything which relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or reorganisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt or the Company becoming or ceasing to be or being treated as ceasing to be a member of a group of companies or as becoming or ceasing to be associated or connected with any other company for any Tax purposes;

1.4.4	anything which relates to a transaction or arrangement which includes, or a series of transactions or arrangements which include, any step or steps having no commercial or business purpose apart from the reduction, avoidance or deferral of Tax;

1.4.5	anything which gives rise to a Tax liability on deemed (as opposed to actual) profits or to the extent that it gives rise to a Tax liability on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Last Accounts Date, the cost of that asset; or

1.4.6	anything which involves, or leads directly or indirectly to, a change of residence of the Company for Tax purposes.

1.5	Any liability to stamp duty in respect of any document in which the Company is interested shall be deemed to be Tax for which the Company is liable.

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SCHEDULE 4
PART 2 – TAX WARRANTIES

1	ACCOUNTS

1.1	All liabilities for Tax, whether actual, contingent, deferred, quantified, disputed or otherwise of the Company measured by reference to income, profits or gains earned, accrued or received on or before the Last Accounts Date, or arising in respect of an event occurring on or before that date, are properly provided for or, as appropriate, disclosed in the Accounts.

2	POSITION SINCE THE LAST ACCOUNTS DATE

2.1	Since the Last Accounts Date no accounting period of the Company has ended.

3	RETURNS, DISPUTES AND CLEARANCES

3.1	All necessary information, notices, returns, particulars, declarations, entries, claims for Reliefs and computations have been properly and duly submitted on time by the Company to the relevant Taxation Authority and such submissions are true and accurate in all material respects, have been prepared on a proper basis, and are not the subject of any question or dispute nor so far as the Sellers are aware are likely to become the subject of any question or dispute regarding liability or potential liability of the Company to any Tax or regarding the availability to the Company of any Relief.

3.2	The Company has not been the subject of any non-routine investigation, audit or discovery by or involving any investigation unit of any Taxation Authority, and has not paid or become liable to pay any penalty, surcharge, fine or interest in respect of Tax, and so far as the Sellers are aware there are no circumstances which make it likely that the Company will, in the foreseeable future, be so subject, or will incur any such liability.

3.3	The Disclosure Letter contains details of all transactions, schemes or arrangements in respect of which the Company has been a party or has otherwise been involved in respect of which a statutory clearance application was made, together with copies of all relevant applications for clearances and copies of all clearances obtained pursuant thereto, all such clearances having been obtained on the basis of full and accurate disclosure of all material facts and considerations relating thereto, and all such transactions, schemes or arrangements have been implemented strictly in accordance with the terms of such clearances.

4	DISTRIBUTIONS AND PAYMENTS

4.1	All Tax for which the Company is liable (insofar as such Tax ought to have been paid) has been paid, the Company has duly deducted all amounts from any payments from which Tax falls to be deducted at source, and has duly paid or accounted for such amounts to the relevant Taxation Authority.

4.2	The Disclosure Letter contains details of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee (or any associate of such employee or former employee) of the Company by an employee benefit trust or another third party, falling within Part 7A of the ITEPA.

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5	TAXATION CLAIMS, LIABILITIES AND RELIEFS

5.1	The Company has sufficient records relating to past events to permit accurate calculation of the Tax liability or Relief which would arise on a disposal or realisation on Completion of each asset owned by the Company at the Last Accounts Date or acquired by the Company since that date but before Completion. Such records form part of the tax accounting arrangements that enable the tax liabilities of the Company to be calculated accurately in all material respects.

5.2	There are no claims, withdrawals of claims, notifications, disclaimers or elections assumed to have been made for the purposes of the provisions or reserves for Tax included in the Accounts that have not actually been made at the date of this Agreement, and there are no current agreements or arrangements between the Company and any Taxation Authority for its taxation on any concessionary basis (other than pursuant to published extra-statutory concessions).

5.3	The Disclosure Letter contains details of all dispensations granted to the Company by HMRC under section 65 of the ITEPA or otherwise relating to payments and benefits made or provided, or treated as made or provided, to its directors, employees or officers or former directors, employees or officers or any other person required to be treated as such, together with full details of any PAYE settlement agreements negotiated and agreed with HMRC under regulation 105 of the Income Tax (Pay as You Earn) Regulations 2003 or otherwise.

5.4	In relation to the Company for the last 6 years, the Disclosure Letter gives details of:

5.4.1	all determinations made under paragraph 36 Schedule 18, of the FA 1998 (determination if no return delivered);

5.4.2	all determinations made under paragraph 37 Schedule 18, of the FA 1998 (determination if notice complied with in part);

5.4.3	all discovery assessments made under paragraph 41 Schedule 18, of the FA 1998,

such particulars being sufficient to enable the Buyer to procure that any time limit to such entitlement expiring after Completion can be met.

5.5	The Company has not entered into any arrangement with HMRC for the deferred payment of any liability for taxation.

5.6	The Company is not a qualifying company within the meaning of Schedule 46 to the FA 2009.

6	RESIDENCE/OVERSEAS ACTIVITIES

6.1	The Company is and has always been resident in the United Kingdom for the purposes of Tax and is not and has never been resident in any other jurisdiction, or traded through a branch, agency or permanent establishment situated outside the United Kingdom.

7	SECONDARY LIABILITIES

The Company is not, and so far as the Sellers are aware will not become, liable to pay any Tax, or to make reimbursement or indemnity in respect of any Tax, for which, in each case, some other company or person is or was primarily liable.

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8	CLOSE COMPANY

The Company has not:

8.1.1	prior to Completion carried out any transactions which might be considered to be a distribution within the meaning of section 1064 of the CTA 2010;

8.1.2	prior to Completion carried out any transactions which might give rise to a Tax liability under chapter 3 of part 10 of the CTA 2010;

8.1.3	in any accounting period beginning after 31 March 1989 been a close investment holding company as defined in section 34 of the CTA 2010;

8.1.4	made any transfers of value within section 94 of the IHTA;

8.1.5	released any loans to participators falling within s.321A of the CTA.

9	DISTRIBUTIONS, ETC.

9.1	The Company has not:

9.1.1	made any distribution or deemed distribution within the meaning of chapter 2 of part 23 of the CTA 2010 (distribution or deemed distribution) except as provided for in its audited accounts; or

9.1.2	repaid, redeemed or purchased or agreed to repay, redeem or purchase any of its share capital; or

9.1.3	capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves of any class or description, or otherwise issued or agreed to issue share capital otherwise than wholly for new consideration (as defined in section 1115 of the CTA 2010).

9.2	No securities (within the meaning of section 1117 of the CTA 2010) issued by the Company and remaining in issue at the date of this Agreement were issued in circumstances such that the interest or any other amount payable on those securities falls to be treated as a distribution.

9.3	The Company has not within the period of 6 years preceding Completion made or received any distribution which is an exempt distribution chapter 5 of part 23 of the CTA 2010 (demergers).

9.4	The Company has not received a dividend which is not exempt within the provisions set out in Chapters 2 and 3 of Part 9A of the CTA, inserted by Schedule 14 to the FA 2009.

9.5	The Company has not received a capital distribution to which the provisions of section 189 of the TCGA (capital distribution of chargeable gains: recovery from shareholder) could apply.

10	CAPITAL ALLOWANCES

10.1	The aggregate book value of each of the assets of the Company, exclusive of any value attributable to an asset in excess of its cost, on which an entitlement to allowances in respect of capital expenditure has arisen under the CAA, in or adopted for the purposes of the Accounts, does not exceed the aggregate residue of expenditure or written down value attributable to such an asset for the purposes of that Act, and the aggregate book value (exclusive of any value attributable to an asset in excess of its cost) of plant and machinery allocated to a pool of plant and machinery on which an entitlement to capital allowances has arisen under Part II of the CAA does not exceed the written-down value of the qualifying expenditure in respect of each such pool under that Act.

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10.2	The Company has not since the Last Accounts Date done or omitted to do, or agreed to do, or permitted to be done, any act as a result of which there may be made a balancing charge or any disposal value may be brought into account or any deemed trading receipt may arise under or by virtue of any provision of the CAA (or any corresponding legislation outside the United Kingdom) or there may be a withdrawal or refusal of allowances or a recovery of excess relief under any such provision.

10.3	The Company has not made any election under section 290 of the CAA (long leases), section 83 of the CAA, nor is taken to have made such an election under sub-section (8)(c) (election for assets to be treated as short life assets), section 177 (expenditure incurred by equipment lessor) of the CAA, section 183 of the CAA (expenditure incurred by incoming lessee : transfer of allowances) in respect of any assets held as at Completion.

10.4	The Company has not entered into or agreed to enter into any elections under sections 198 or 199 of the CAA.

10.5	The Company is not and never has been party to a “long funding lease” (as defined by section 70G of the CAA) which may fall within the provisions of Schedules 8 and 9 of the FA 2006.

10.6	The Company has not claimed any research and development tax relief or credit nor any first year tax credits (within the meaning of section 262A of and Schedule 1A to, the CAA).

11	CAPITAL GAINS

11.1	The book value in or adopted for the purposes of the Accounts as the value of each of the assets of the Company or in the case of assets acquired since the Last Accounts Date an amount equal to the consideration given in acquisition on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount deductible under section 38 of the TCGA plus an indexation allowance computed as though each asset were disposed of on Completion.

11.2	Full particulars of all transactions by which any capital assets owned by the Company at Completion were acquired:

11.2.1	otherwise than by way of a bargain at arm’s length;

11.2.2	from a person who was connected with the Company within the meaning of section 286 of the TCGA (connected persons: interpretation); or

11.2.3	on a no gain/no loss basis by virtue of section 139 (company reconstruction or amalgamation: transfer of assets) or sections 126 or 138 of the TCGA,

are set out in the Disclosure Letter.

11.3	The Company has not made any election under section 161(3) of the TCGA (appropriations to and from stock).

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12	GROUPS, TAX CONSOLIDATION

The Company is not and has not at any time been treated as a member of a group of companies for any Tax purposes and has not been subject to Tax on the basis that its profits or losses are consolidated with any other company.

13	VALUE ADDED TAX

13.1	The Company is duly registered and is a taxable person for VAT purposes.

13.2	The Company:

13.2.1	makes no supplies other than taxable supplies for the purposes of VAT;

13.2.2	obtains credit for all input tax paid or suffered by it.

13.3	The Company has never been required by HMRC or the Commissioners of HM Customs & Excise to give security.

13.4	The Company is not nor has ever been a member of a group for VAT purposes.

13.5	The Company is not and has not agreed to become agent, manager or factor (for the purposes of section 47 of the VATA) of any person who is not resident in the United Kingdom.

13.6	The Company has not within the period of 12 months preceding the date of this Agreement received a surcharge liability notice under section 59 or 59A of the VATA (Default surcharge) or a penalty liability notice under section 64 of the VATA (Persistent mis-declaration resulting in understatements or over claims) or been issued with any written warning under section 76(2) of the VATA (failure to comply with regulatory provisions).

13.7	Neither the Company nor any officer of the Company is aware of any act, transaction or circumstances which may give rise to a direction under paragraphs 1 or 2 of Schedule 6 or paragraph 1 of Schedule 7 to the VATA (Valuation : special cases).

13.8	The Disclosure Letter sets out all:

13.8.1	computers and items of computer equipment owned as at the Last Accounts Date with a cost of £50,000 or more acquired within the 5 years prior to Completion; and

13.8.2	land and buildings (or parts of buildings) owned as at the Last Accounts Date with a cost of £250,000 or more acquired within the 10 years prior to Completion; and

13.8.3	adjustments required under the Capital Goods Scheme (Part XV of the Value Added Tax Regulations 1995) prior to Completion.

13.9	In relation to the cross-border VAT changes which took effect from 1 January 2010 under the provisions of section 76 to 78 of and Schedule 36 to the FA 2009:

13.9.1	the Company has a record of the VAT registration number of all EU business customers and has provided its own VAT registration number to all its suppliers who are resident in an EU Member State;

13.9.2	the accounting system of the Company produces promptly and accurately the information required for completion of the EC Sales Lists;

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13.9.3	the Company has not and does not supply or purchase cross-border services the VAT treatment of which has been or will be affected by the changes in the place or time of supply rules;

13.9.4	no repayments of VAT have been claimed by the Company in the 12 months ending on Completion from the tax authorities of any EU Member State other than the UK, and as at Completion, the Company will not have any outstanding entitlement to make such a claim.

14	CUSTOMS DUTIES

14.1	The Company has no arrangement or authorisation in place under the Council Regulation EEC Number 2913/92 or Community Customs Code and Commissions Regulation EEC Number 2454/93 in relation to any relief from customs duty.

14.2	The Company does not hold any authorisation from HMRC to import goods upon which the customs duty has not been paid at importation or upon which there may be a clawback of duty paid.

15	INHERITANCE TAX

15.1	No shares in or assets of the Company were acquired by it or (as the case may be) the Sellers in circumstances such that they continued to be subject to any HMRC charge to which they were subject immediately before such acquisition or such that, if they had been subject to HMRC charge immediately before such acquisitions, they would have continued to be subject to it.

15.2	So far as the Sellers are aware no shares in or assets of the Company are subject to any such power of sale, charge or mortgage as is mentioned in section 212 of the IHTA.

16	LOAN RELATIONSHIPS AND DERIVATIVE CONTRACTS

16.1	The Company is not a party to any loan relationship as defined in Part 5 of the CTA which may give rise to any debits or credits for the purposes of that Chapter other than in relation to interest, charges or expenses.

16.2	The Company is not a party to any loan relationship:

16.2.1	where there is a “connected companies relationship” within section 348 of the CTA;

16.2.2	where there has been or will be a release of the amounts payable under the relationship;

16.2.3	to which the transitional provisions of Schedule 15 to the FA 1996 apply or will apply;

16.2.4	to which sections 444 to 455 of the CTA applies or may apply (transactions not at arm’s length).

16.3	The Company is not the debtor pursuant to any loan relationship:

16.3.1	to which the provisions of paragraph 2 of Schedule 9 to the FA 1996 /Chapter 8 of Part 5 of the CTA (late interest) have applied; or

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16.3.2	which has an unallowable purpose within the meaning of section 442 of the CTA (loan relationships for unallowable purposes).

17	INTANGIBLE FIXED ASSETS

17.1	No claims or elections have been made by the Company under Part 7 or paragraph 86 of Schedule 29 to the FA 2002/Chapter 7 of Part 8 or section 827 of the CTA in respect of any intangible fixed asset of the Company (postponement of charge of transfer of assets to non-resident company).

17.2	Since the Last Accounts Date:

17.2.1	the Company does not own an asset which has ceased to be a chargeable intangible asset in the circumstances described in section 859 of the CTA (assets ceasing to be chargeable intangible asset, deemed realisation at market value);

17.2.2	the Company has not realised or acquired an intangible fixed asset for the purposes of Part 8 of the CTA;

17.2.3	no circumstances have arisen which have required, or will require, a credit to be brought into account by the Company on a revaluation of an intangible fixed asset.

17.3	Gains and losses in respect of all intangible fixed assets (as defined for the purposes of Schedule 29 to the FA 2002/Part 8 of the CTA):

17.3.1	which are or have at any time been held by the Company; and

17.3.2	to which the provisions of Part 8 of the CTA apply or may apply,

are and have at all times been computed in accordance with generally accepted accounting principles (as defined in section 1127 of the CTA 2010).

17.4	The Company has not made an election under paragraph 10 of Schedule 29 to the FA 2002/section 730 of the CTA in respect of any intangible fixed asset (election for fixed rate basis).

17.5	The Company has not joined in making, and has not incurred an obligation to join in making, any election under paragraph 66 of Schedule 29 to the FA 2002/section 792 of the CTA (reallocation of degrouping charge).

18.7	All licences that the Company holds in respect of any right to which Part 8A of CTA 2010 applies are exclusive licences for the purposes of that Part.

17.6	The Company has kept and maintained complete and accurate records and other information relating to all:

17.6.1	rights to which Part 8A of CTA 2010 applies;

17.6.2	exclusive licences in respect of such rights to which Part 8A of CTA 2010 applies; and

17.6.3	marketing assets within Part 8A of CTA 2010

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that it holds, and such records and other information enable the tax liabilities of the Company to be calculated accurately in all material respects for the purposes of Part 8A of CTA 2010.

17.7	The Company has kept and maintained complete and accurate records and other information of their qualifying development and active ownership for the purposes of Part 8A of CTA 2010 as is prudent to keep and maintain.

17.8	All elections, revocations, notices, claims, computations and any other submissions of information by the Company to HMRC under or for the purposes of Part 8A of CTA 2010 have been made on a proper basis, were submitted within applicable time limits, were accurate and complete when submitted and remain accurate and complete in all material respects. None of them is, or is likely to be, the subject of any material dispute with HMRC.

18	STAMP DUTIES

18.1	All documents which establish or are necessary to establish the title of the Company to any asset, and which attract stamp duty, stamp duty land tax, stamp duty reserve tax or any similar foreign tax or duty, have been properly stamped and the Company has duly paid all stamp duty and similar taxes or duties in other countries to which it is, has been, or may be made, liable.

18.2	The Company has complied in all respects with the provisions of Part IV of the FA 1986 (stamp duty reserve tax) and with any regulations made under it and neither it nor any nominee for it is a party to any agreement which falls within the terms of section 87(1) of the FA 1986 (principal charge) and in relation to which the conditions referred to in section 92(1) of the FA 1986 (repayment or cancellation of tax) have not been fulfilled.

18.3	The Company is not the assignee of a lease to which the provisions of paragraph 12 Schedule 17A of the FA 2003 apply (responsibility of assignee for returns).

18.4	The Company is not the buyer in a land transaction to which the provisions of sections 75A to 75C of the FA 2003 apply (anti-avoidance provisions).

18.5	The Company has not made an application to defer any payment of stamp duty land tax.

18.6	The Company has not entered into any transaction for the acquisition of any interest in real property which will give rise to an obligation after Completion to make a return and/or a payment of tax pursuant to section 80 or paragraph 8 of Schedule 17A to the FA 2003.

18.7	The Company is not a party to any arrangements which fall within Schedule 19 to the FA 2003 (Stamp Duty Land Tax: Commencement and Transitional Provisions) as a result of which it will become liable to stamp duty land tax.

19	EMPLOYEE SHARE SCHEMES

19.1	The Disclosure Letter gives full details of all schemes approved by HMRC under Schedules 2, 3 and 4 to ITEPA (“Approved Schemes”) and of all options granted under Schedule 5 to ITEPA (“EMI Options”). So far as the Sellers are aware there are no circumstances under which HMRC may withdraw approval of any Approved Scheme, or which might cause a disqualifying event under section 534 of ITEPA in respect of any EMI Options.

19.2	There are no trusts or other arrangements in place under which any employees or former employees of the Company or any persons associated with such employees or former employees can obtain a benefit in any form.

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19.3	The Company has been allowed a deduction in calculating its profits for corporation tax purposes in respect of each and every “employee benefit contribution” (as this expression is defined in section 1291(1) of the CTA) which it has made in any accounting period ended before Completion.

20	ANTI-AVOIDANCE

20.1	The Company has not been a party to, or has been otherwise involved in, any transaction, scheme or arrangement designed wholly or mainly or containing steps or stages having no commercial purpose and designed wholly or mainly for the purpose of avoiding Tax or reducing a liability to Tax or amounts to be accounted for under PAYE.

20.2	The Company has not, at any time, been a party to or otherwise involved in a transaction or series of transactions in relation to which advisers considered that there was a risk that the Company could be liable to Tax as a result of the principles in W.T. Ramsey Limited v IRC [54 TC101] or Furniss v Dawson, [55 TC324] as developed in subsequent cases, or as a result of the principles in Halifax Plc & Others [C-255102] as developed in subsequent cases.

20.3	The Company has not entered into any notifiable arrangements for the purposes of Part 7 of the FA 2004, any notifiable contribution arrangement for the purpose of the National Insurance Contribution (Application of Part 7 of the Finance Act 2004) Regulations 2007 (SI 2007/785) or any notifiable schemes for the purposes of Schedule 11A to the VATA.

20.4	The Company has not entered into any transaction constituting or forming part of an Occasion of Tax Non-Compliance, as defined in paragraph 24 of Procurement Policy Note 06/13: Promoting Tax Compliance, published by the Cabinet Office on 25 July 2013.

21	CONSTRUCTION INDUSTRY SUB-CONTRACTORS SCHEME

The Company is not required to register as a contractor under the provisions of Chapter 3 of Part 3 of the FA 2004 and the expenditure incurred by the Company on construction, refurbishment and fitting-out works in each of the 3 years ending on the Last Accounts Date is less than £1 million.

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SCHEDULE 4

PART 3 – TAX COVENANT

1	COVENANT

1.1	The Covenantors hereby jointly and severally covenant to pay to the Buyer an amount equal to:

1.1.1	any Liability for Tax of the Company:

a)	arising as a consequence of any Event which occurred on or before Completion; or

b)	arising in respect of or with reference to any income, profits or gains which were earned, accrued or received on or before Completion or in respect of a period ending on or before Completion; or

c)	arising solely from any failure to discharge or default in discharging any of the Covenantors’ obligations under paragraphs 5 and 8 of part 3 of this Schedule 4, including any failure to meet any relevant time limit;

1.1.2	any depletion or reduction in value of the assets of the Buyer or the Company or increase in the liabilities of any of them as a result of inheritance tax which:

a)	arises in consequence of any transfer of value effected by the Company prior to Completion;

b)	is at Completion a charge on any of the Shares or assets of the Company or which gives rise to a power to sell, mortgage or charge any of the Shares or assets of the Company; or

c)	after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the Shares or assets of the Company being a liability in respect of additional inheritance tax payable as a result of the death of any person within seven years after a transfer of value occurring prior to Completion;

provided that in determining for the purposes of this sub-paragraph 1.1.2 whether a liability to inheritance tax or a charge on or power to sell, mortgage or charge any of the Shares or assets of the Company exists at any time the fact that any Tax is not yet payable or may be paid by instalments shall be disregarded and such Tax shall be treated as becoming due and a charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other date or Event on or in respect of which it becomes payable or arises and the provisions of section 213 of the IHTA shall not apply to any payments falling to be made under part 3 of this Schedule 4;

1.1.3	any Tax for which the Company becomes liable in consequence of the failure by:

a)	any company which has at any time (whether before or after Completion) been a member of a group (as defined from time to time for any Tax purposes) of which the Company has at any time prior to Completion been a member or with which the Company was otherwise connected or associated with or was under the same control as the Company at any time prior to Completion;

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b)	any company which is or has been under the control of the Covenantors (or any person controlling the Covenantors) whether before or after Completion;

to discharge Tax within a specified period or otherwise; provided that in the case of paragraph 1.1.3a) above this paragraph 1.1.3 shall only apply insofar as such Tax arises as a result of profits earned, accrued or received or an Event entered into, effected or occurring on or before Completion;

1.1.4	any liability of the Company to account for income tax under the PAYE system or national insurance contributions which arises at any time in respect of an option or other right to acquire shares granted by the Company or any other person (in the latter case, to any employee or office holder of the Company) prior to Completion or which arises in respect of the shares acquired as a result of the exercise of any such option or right;

1.1.5	any liability of the Company arising as a result of or in connection with Part 7A of ITEPA where the arrangement giving rise to the liability was entered into at a time when an employee benefit trust or another third party was acting on the instructions of, or for the benefit of, the Sellers or an associate of any of the Sellers;

1.1.6	any liability of the Buyer or the Company to account for income tax under the PAYE system or for employee’s national insurance contributions or any liability of the Company to account for employer’s national insurance contributions which arises in consequence of or in connection with the payment of the Consideration together with any related fine, penalty or interest;

1.1.7	any reasonable costs and expenses properly incurred by the Buyer and/or the Company in connection with any such Liability for Tax or any liability under paragraphs 1.1.3 to 1.1.6 (or Claim for Tax therefor) or in taking or defending any successful action under part 3 of this Schedule 4.

1.2	Any payments made under paragraph 1.1 shall (to the extent legally possible) be treated as an adjustment to the consideration paid by the Buyer for the Shares under the terms of this Agreement.

2	EXCLUSIONS

2.1	The Buyer shall not be entitled to bring a Tax Claim against the Covenantors in respect of any liability under paragraph 1 of part 3 of this Schedule 4 or under the Tax Warranties to the extent that:

2.1.1	the liability in question would not have arisen but for any change in legislation or the published practice of any Taxation Authority relating to, or an increase in the rates of, Tax introduced or made in either case after the date of this Agreement with retrospective effect save where such legislation or increase has been made public prior to Completion;

2.1.2	the liability relates to corporation tax and provision or reserve was made for such liability in the Closing Adjustment Accounts (excluding the notes to the Closing Adjustment Accounts) and excluding any provision or reserve made in respect of deferred tax

2.1.3	the liability relates to Tax other than corporation tax and provision or reserve was made for such liability in the Accounts (excluding the notes to the Accounts); or

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2.1.4	such liability was paid or discharged on or before Completion and such payment or discharge was reflected in the Closing Adjustment Accounts; or

2.1.5	such liability is VAT which has been taken into account in the calculation of the Working Capital Payment;

2.1.6	such liability relates to Tax and arises as a result of, by reference to or in respect of

a)	any income, profit or gains earned, accrued or received, or deemed to have been earned, accrued or received in respect of the period between the Last Accounts Date and Completion, in the ordinary course of business of the Company; or

b)	any Event which occurred in the ordinary course of business of the Company since the Last Accounts Date and on or before Completion; or

2.1.7	such liability would not have arisen but for any act or omission of the Buyer or the Company carried out after Completion which the Buyer or the Company knew or ought reasonably to have known would give rise to such liability but excluding any act:

a)	carried out pursuant to a legally binding obligation of the Company entered into prior to Completion;

b)	carried out pursuant to an obligation imposed by any law, regulation or requirement having the force of law;

c)	taking place with the written consent of the Covenantors or pursuant to this Agreement or any document executed pursuant to this Agreement;

d)	occurring in the ordinary course of business of the Company as carried on at Completion; or

e)	consisting of the lodging of a document for stamping with the Stamp Office of HMRC (or other equivalent Taxation Authority outside the United Kingdom) or the bringing into the United Kingdom of any document executed prior to Completion outside the United Kingdom;

2.1.8	such liability arises or is increased as a result of any change after Completion in the bases, methods or policies of accounting of the Company save where such change is made to comply with generally accepted accounting practice, the published practice of any Taxation Authority or the law or rule of any regulating authority or body in force at Completion;

2.1.9	such liability can be offset, eliminated, reduced or extinguished by the use of a Relief (other than a Buyer’s Relief) which is available (or made available at no cost) to the Company; or

2.1.10	it is attributable to the Company becoming part of the Buyer's Tax Group and the Company ceasing to be entitled to the small companies' rate of corporation tax as a result; or

2.1.11	the Buyer is compensated or has already made recovery pursuant to any other provision of this Schedule or Agreement for such liability or the Company has recovered from any person (other than from the Buyer or any member of the Buyer’s Tax Group) any sum in respect of such Liability for Tax;

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2.1.12	the liability would not have arisen but for:

a)	the making of a claim, election, surrender or disclaimer, the giving of a notice or consent under the provisions of any enactment or regulation relating to Tax, in each case after Completion and by the Company or the Buyer (or any person connected with either of them); or

b)	the failure or omission on the part of the Company or the Buyer after Completion to make any valid claim, election, surrender or disclaimer, or to give any such notice or consent in circumstances where the making, giving or doing of which was taken into account in the preparation of the Accounts or the Closing Adjustment Accounts (as appropriate) provided that such requirement was notified to the Buyer in writing at least 20 Business Days before it was required to be made given or done.

2.2	The liability of the Covenantors under this Schedule is also limited by those provisions of Schedule 5 of this Agreement which are specified to apply to all or part of this Schedule.

3	OVERPROVISIONS AND SAVINGS

3.1	If, on or before the seventh anniversary of Completion, the Company’s auditors at the relevant time certify (at the request and expense of the Covenantors) that any provision for corporation tax in the Closing Adjustment Accounts or any provision for Tax (other than corporation tax) in the Accounts has proved to be an Overprovision, the value (as certified by the relevant auditors for the time being) less an amount equal to all reasonable costs and expenses properly incurred by the Buyer or the Company in respect of or in consequence of such Overprovision shall be set off:

3.1.1	first against any payment then due from the Covenantors under paragraph 1 of part 3 of this Schedule 4; and

3.1.2	secondly, to the extent that there is an excess, the Buyer will, within 10 Business Days, pay to the Covenantors the lesser of:

a)	the amount of the excess; and

b)	any amount previously paid by the Covenantors under Part 3 of this Schedule 4 less any amount previously repaid to the Covenantors under any provisions of this Schedule; and

3.1.3	thirdly (to the extent there is any excess) shall be carried forward to offset against any further payment that may come from the Covenantors pursuant to a Covenant Claim.

3.2	If (at the Covenantors’ request and expense) the Company’s auditors for the time being certify that the Company has obtained a Saving, the value (as certified at the Covenantors’ expense by the Company’s auditors for the time being) less an amount equal to all reasonable costs and expenses properly incurred by the Buyer or the Company in respect of or in consequence of such Saving shall be set off:

3.2.1	first against the payment then due from the Covenantors under paragraph 1 of part 3 of this Schedule 4; and

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3.2.2	secondly, to the extent that there is an excess, the Buyer will, within 10 Business Days, pay to the Covenantors the lesser of:

a)	the amount of the excess; and

b)	any amount previously paid by the Covenantors under Part 3 of this Schedule 4 less any amount previously repaid to the Covenantors under any provisions of this Schedule; and

3.2.3	thirdly, (to the extent there is any excess) shall be carried forward to offset against any further payment from the Covenantors pursuant to a Covenant Claim.

3.3	For the purposes of paragraph 3.2 of part 3 of this Schedule 4 the Company shall not be regarded as receiving the benefit of a Saving until the last date upon which it would have been obliged to make an actual payment of Tax (which it would otherwise have had to have paid but for the Saving) in order to avoid incurring any fine, penalty or interest in respect of unpaid Tax or, in the case of a Saving consisting of a right to repayment of Tax, the date on which the Company receives cleared funds in respect of such repayment.

3.4	Nothing in this paragraph 3 shall oblige the Company to utilise a Relief which shall give rise to a Saving in priority to any other Relief then available to it or to maximise the amount of any Saving and the Company shall for the purposes of this paragraph be deemed to use all other Reliefs then available to it, as permitted by law, as though the Saving did not exist, in priority to the Relief which gives rise to the Saving in determining when the Saving is utilised.

3.5	Where any such certification as is mentioned in paragraph 3.1 or 3.2 of part 3 of this Schedule 4 above has been made, the Covenantors or the Buyer or the Company may request the auditors of the Company for the time being at the expense of the party so making the request to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended.

3.6	If the auditors certify under paragraph 3.5 of part 3 of this Schedule 4 above that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of paragraph 3.1 or 3.2 of part 3 of this Schedule 4 as the relevant amount in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) as may be required by virtue of the above mentioned substitution shall be made as soon as practicable by the Covenantors or (as the case may be) to the Covenantors.

3.7	If any dispute shall arise under this paragraph 3 as to whether there is or has been any Overprovision or Saving such dispute shall be referred for determination to a firm of chartered accountants agreed between the Covenantors and the Buyer and, failing such agreement, a firm of independent accountants shall be nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales who in making such determination shall act as expert (the “Expert”) and not arbitrator, whose decision shall be final and binding on the parties thereto. The Expert may make such enquiries as he shall think fit in order to make such determination and shall also determine how the costs of obtaining his opinion should be paid and borne by the parties.

3.8	The Buyer will inform the Covenantors as soon as reasonably practicable after it becomes aware that the Company may obtain or has obtained a Saving or that an Overprovision may arise or has arisen.

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4	RECOVERY FROM OTHER PERSONS

4.1	If the Covenantors have paid the Buyer in full in respect of a Covenant Claim and the Company or any member of the Buyer’s Tax Group has received a payment or obtained a credit or set-off from any person in respect of the payment or has a right of reimbursement against any person (other than a member of the Buyer’s Tax Group, any connected person or any employee, former employee, officer or former officer of the Company or the Buyer, and other than by way of the use or set-off of a Buyer’s Relief within paragraph (a) of the definition of that expression) in respect of the Tax liability giving rise to the Covenant Claim, the Buyer shall notify the Covenantors in writing.

4.2	The Buyer shall account to the Covenantors for whichever is the lesser of:-

4.2.1	any sum so recovered (including any interest or repayment supplement paid by the Taxation Authority or other person on or in respect thereof less all costs and expenses of recovery to the extent not previously paid by the Covenantors and after deducting any Tax chargeable on the Company in respect of the recovery in question or which would have been so chargeable but for the use or set-off of any Relief); and

4.2.2	the amount paid by the Covenantors pursuant to paragraph 1 of part 3 of this Schedule 4 in respect of the Tax liability in question and not previously repaid.

5	DISPUTES AND CONDUCT OF CLAIM FOR TAX

5.1	Upon the Company or the Buyer becoming aware of a Claim for Tax relevant for the purposes of parts 2 or 3 of this Schedule 4, the Buyer shall or shall procure that the Company shall give written notice thereof (including reasonable details) to the Covenantors provided always that the giving of such notice shall not be a condition precedent to the liability of the Covenantors.

5.2	If the Covenantors shall indemnify and secure the Company and/or (as required by the Buyer) the Buyer to the Buyer's reasonable satisfaction against all costs, interest, and expenses which may be incurred thereby including any additional Liability for Tax within 20 Business Days of the date of the notice to the Covenantors specified in paragraph 5.1 of part 3 of this Schedule 4 above, the Buyer shall and shall procure that the Company shall (except where pre-Completion fraudulent or negligent conduct is alleged) take such action as the Covenantors may reasonably request by notice in writing given to the Buyer to avoid, dispute, defend, resist, appeal or compromise any Claim for Tax (such a Claim for Tax where action is so requested being a "Dispute") provided that:

5.2.1	neither the Company nor the Buyer shall be obliged to appeal or procure an appeal against any assessment to Tax raised on either of them if, the Covenantors having been given written notice of the receipt of such assessment, the Company or the Buyer have not within 15 Business Days of the date of the notice received instructions in writing from the Covenantors to do so;

5.2.2	neither the Buyer nor the Company shall be obliged to take any action pursuant to this paragraph 5 which would involve contesting a Claim for Tax beyond the first appellate body (excluding the Taxation Authority demanding the Tax in question) in the jurisdiction concerned;

5.2.3	where the Tax liability which is the subject of the Dispute is required to be paid as a precondition to an appeal or before any other action requested by the Covenantors may be taken, the Company shall not be obliged to take any such action until the Covenantors shall have paid to the Buyer or the Company an amount equal to such Tax liability for the purpose of discharging the same;

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5.2.4	should the Covenantors or any of them be declared bankrupt or become the subject of bankruptcy proceedings, neither the Buyer nor the Company shall be obliged to take any action requested by that Covenantor;

5.2.5	if, in the Buyer’s reasonable opinion, the action requested by the Covenantors is likely to materially adversely affect the liability of the Buyer or the Company to Tax or is contrary to the legal obligations of any of them then neither the Buyer nor the Company shall be obliged to take any such action.

5.3	If the Covenantors do not request the Buyer or the Company to take any action under, or otherwise fail to comply with any provision of, this paragraph 5 or the Dispute concerns fraudulent or negligent conduct, the Buyer or the Company shall have the conduct of the Dispute absolutely (without prejudice to the rights of the Buyer under part 3 of this Schedule 4) and shall be free to pay or settle the Dispute on such terms as the Buyer or the Company may in its absolute discretion (acting always in good faith) consider fit.

5.4	The Buyer shall and shall procure that the Company shall:

5.4.1	as soon as reasonably practicable keep the Covenantors informed of all material matters pertaining to the Claim for Tax and the Covenantors shall be entitled to see and keep copies of all correspondence and notes or other written records of telephone conversations or meetings or relevant extracts of the same;

5.4.2	ensure that all material written communications pertaining to the Claim for Tax which are to be transmitted to the relevant Taxation Authority shall first be submitted to the Covenantors for approval and shall only be finally transmitted if such approval is given, such approval not to be unreasonably withheld or delayed; and

5.4.3	make no settlement or compromise the Tax Demand without the prior approval of the Covenantors, such approval not to be unreasonably withheld or delayed.

5.5	The Buyer shall provide and shall procure that the Company provides to the Covenantors and their professional advisors (with any reasonable third party expenses being borne by the Covenantors) reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating the matter and enabling the Covenantors to take such action as is referred to in this paragraph 5.

5.6	Neither the Buyer nor the Company shall be subject to any claim by or liability to the Covenantors for non-compliance with any of the foregoing provisions of this paragraph 5 if the Buyer or the Company has bona fide acted in accordance with the instructions of any one or more of the Covenantors.

6	DUE DATE FOR PAYMENT AND INTEREST

6.1	Where a claim under part 3 of this Schedule 4 relates to a liability to make or suffer an actual payment or increased payment of Tax, the Covenantors shall pay to the Buyer the amount claimed under part 3 of this Schedule 4 on or before the later of ten Business Days after demand is made under part 3 of this Schedule 4 and the fifth Business Day prior to:

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6.1.1	in the case of Tax in respect of which there is no provision for payment by instalments, the latest date on which the Tax in question can be paid to the relevant Taxation Authority in order to avoid a liability to interest or penalties accruing; or

6.1.2	in the case of Tax in respect of which there is provision for payment by instalments, each date on which an instalment of such Tax becomes payable (and so that on each such date an appropriate proportion of the amount claimed shall be paid, such proportion to be notified by the Buyer to the Covenantors at least five Business Days prior to each such date).

6.2	Where a claim under part 3 of this Schedule 4 relates to the loss or set off of a repayment of Tax, the Covenantors shall pay to the Buyer the amount claimed under part 3 of this Schedule 4 in respect thereof on or before the later of ten Business Days after demand is made under part 3 of this Schedule 4 and the date when such repayment would have been due were it not for such loss or setting off.

6.3	Where a claim under part 3 of this Schedule 4 relates to the loss, use or set off of any Relief other than a repayment of Tax, the Covenantors shall pay to the Buyer the amount claimed under part 3 of this Schedule 4 in respect thereof on or before the later of ten Business Days after demand is made under part 3 of this Schedule 4, and:

6.3.1	in the case of a Relief which is used or set off, the date or dates referred to in paragraph 6.1.1 or 6.1.2 of part 3 of this Schedule 4 that would have applied to the Tax saved by the use or set off of the Relief if that Tax had been payable; or

6.3.2	in the case of a Relief which is lost, the date or dates referred to in paragraph 6.1.1 or 6.1.2 of part 3 of this Schedule 4 that apply to the Tax which but for such loss would have been saved by virtue of such Relief, ignoring for this purpose the effect of Reliefs (other than deductions in computing profits for the purposes of Tax) arising in respect of an event occurring or period ending after Completion.

6.4	Where a claim under part 3 of this Schedule 4 relates to costs and expenses referred to in paragraph 1.1.7 of part 3 of this Schedule 4 above, the Covenantors shall pay to the Buyer the amount claimed under part 3 of this Schedule 4 in respect thereof on or before the later of ten Business Days after demand is made under this Schedule and the fifth Business Day prior to the date when the Company becomes liable to pay or incur such costs and expenses.

6.5	Where a claim under part 3 of this Schedule 4 relates to any matter not already referred to in paragraphs 6.1 to 6.4 of part 3 of this Schedule 4, the Covenantors shall pay to the Buyer the amount claimed in respect thereof 10 Business Days after demand is made under part 3 of this Schedule 4.

6.6	Any sum not paid by the Covenantors on the due date for payment specified in this paragraph 6 shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 1 per cent. per annum over the base rate of The Royal Bank of Scotland Plc (or in the absence of such rate at such similar rate as the Buyer shall select) from the due date to and including the day of actual payment of such sum. Any such interest shall be compounded quarterly and shall be paid on the demand of the Buyer.

7	DEDUCTIONS AND WITHHOLDINGS

7.1	All sums payable by the Covenantors to the Buyer and/or the Company under part 3 of this Schedule 4 shall be paid free and clear of all deductions or withholdings whatsoever save only as may be required by law.

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7.2	If any such deductions or withholdings are required by law the Covenantors shall be obliged to pay to the relevant person such sum as shall after such deduction or withholding has been made leave that person with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

7.3	If any sum payable by the Covenantors to the Buyer under part 3 of this Schedule 4 shall otherwise be subject to Tax in the hands of the Buyer, the same obligation to make an increased payment shall apply in relation to such Tax liability as if it were a deduction or withholding required by law.

8	MANAGEMENT OF PRE-COMPLETION TAX AFFAIRS

8.1	The Buyer or its duly authorised agents shall prepare the corporation tax returns and computations of the Company for all accounting periods ended on or prior to Completion and the accounting period current at Completion (the “Relevant Periods”), to the extent that the same shall not have been prepared before Completion and shall deliver any such returns and computations to the Covenantors at least 30 Business Days prior to the last date on which such returns can be submitted to the relevant Taxation Authority without incurring interest or penalties.

8.2	The Relevant Returns shall not be submitted to the appropriate Taxation Authority without making such amendments as the Covenantors shall reasonably require,; provided that the Company shall not be obliged to take any such action as is mentioned in this paragraph 8 in relation to any tax return that is not full, true and accurate in all material respects.

8.3	The Buyer or its duly authorised agents shall prepare all documentation and shall have conduct of all matters (including correspondence) in relation to the Relevant Periods provided that neither the Buyer nor the Company (nor any member of the Buyer’s Tax Group) shall without prior written consent of the Covenantors (not to be unreasonably withheld or delayed) transmit any communication (written or otherwise) to the relevant Taxation Authority or agree any matter with the relevant Taxation Authority in so far as it applies to any period up to Completion.

8.4	The Buyer shall procure that the Company affords such access to their books, accounts and records as is necessary and reasonable to enable the Covenantors or their duly authorised agents to exercise their rights in accordance with this paragraph 8.

8.5	The Buyer shall take all reasonable steps to ensure that the corporation tax returns and computations of the Company for all accounting periods ended on or before Completion are prepared and agreed with the relevant Taxation Authority as soon as reasonably practicable.

8.6	For the avoidance of doubt:

8.6.1	where any matter relating to Tax gives rise to a Covenant Claim, the provisions of paragraph 5 of part 3 of this Schedule 4 shall take precedence over the provisions of this paragraph 8;

8.6.2	the provisions of this paragraph 8 shall not prejudice the rights of the Buyer to make a Covenant Claim under part 3 of this Schedule 4 in respect of any Tax liability; and

8.6.3	nothing done by the Company pursuant to this paragraph 8 shall in any respect restrict or reduce any rights that the Buyer may have to make a claim against the Covenantors under this part 3 of this Schedule 4 in respect of any such Tax liability as mentioned in paragraph 1 of part 3 of this Schedule 4.

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9	Conduct of other Tax Affairs

9.1	Subject to paragraphs 5 and 8 of Part 3 of this Schedule 4, the Buyer or its duly authorised agents shall have sole conduct of all Tax affairs of the Company for all accounting periods ending after Completion and shall be entitled to deal with such Tax affairs in any way in which it, in its absolute discretion, considers fit.

10	Buyer’s Covenant

10.1	The Buyer covenants with the Covenantors to pay to the Covenantors an amount equal to any of the following:

10.1.1	any liability or increased liability to Tax of the Covenantors or any person connected with the Covenantors arising by virtue of the non-payment of Tax by the Company (after Completion), the Buyer or any other member of the Buyer’s Tax Group save that this Paragraph 10.1.1 shall not apply in respect of any Tax for which the Covenantors are liable to make (but have not yet made) payment to the Buyer under Part 3 of this Schedule; and

10.1.2	the reasonable costs and expenses of the Covenantors in connection with a any liability referred to in paragraph 10.1.1 and any successful claim under this Paragraph 10.

10.2	Paragraphs 6 and 7 of this Part 3 shall apply mutatis mutandis to the covenant in favour of, and payments to, the Covenantors under this paragraph 9 as they apply to payments to the Buyer under Paragraph 1 of this Part.

11	WAIVER

Any person entitled to the benefit of the covenants contained in part 3 of this Schedule 4 may release or compromise the liability of any one of the Covenantors or grant to any one of the Covenantors time or other indulgence without affecting the liability of any other Covenantor.

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SCHEDULE 5

LIMITATIONS ON LIABILITY

1	LIMITATIONS AS TO TIME AND AMOUNT

1.1	The Sellers shall not be liable for a Claim or an Indemnity Claim unless the Sellers receive from the Buyer written notice of the Claim:

1.1.1	in the case of a Warranty Claim for breach of any of the Warranties other than the Tax Warranties and the Environmental Warranties, on or before midnight on the second anniversary of the Completion Date;

1.1.2	in the case of a Warranty Claim for breach of any of the Environmental Warranties, on or before midnight on the third anniversary of the Completion Date;

1.1.3	in the case of a Tax Claim, on or before midnight on the seventh anniversary of Completion,

1.1.4	in the case of an Indemnity Claim in respect of paragraph 1.1.2 of Schedule 6, on or before midnight on the fourth anniversary of Completion,

provided that in each case the liability for the Claim (excluding Tax Claims) shall cease unless the Buyer has issued and served legal proceedings on at least one of the Sellers within 9 months of the Sellers receiving written notice of the Claim from the Buyer save to the extent that the Claim has been otherwise disposed of by payment by the Sellers or a settlement between the Sellers and the Buyer;

1.2	The Sellers shall not be liable for a Warranty Claim unless:

1.2.1	the amount of such Warranty Claim exceeds £2,500; and

1.2.2	the amount of the Sellers’ liability in respect of such Warranty Claim when aggregated with the Sellers’ liability for all other Warranty Claims that are not excluded by paragraph 1.2.1 exceeds £25,000 (in which event the Buyer shall be entitled to claim the whole of the amount thereof and not merely the excess by which the threshold in this paragraph 1.2.2 is exceeded).

1.3	The aggregate amount of the liability of the Sellers for all:

1.3.1	Warranty Claims (excluding any Tax Claim) pursuant to this Agreement shall not exceed an amount equal to 70% of the Consideration actually received by them collectively under this Agreement;

1.3.2	Indemnity Claims and Tax Claims (when aggregated with any amounts for which the Sellers are liable in relation to Warranty Claims, which shall be subject to the cap referred to in paragraph 1.3.1) shall not exceed an amount equal to the Consideration actually received by them collectively under this Agreement.

1.4	The satisfaction by the Sellers of any Claim or Indemnity Claim shall be deemed to constitute a reduction to the Consideration.

1.5	Without prejudice to the limits set out in this clause 1 above and the Buyers' obligation to mitigate pursuant to paragraph 3 of this Schedule, as soon as reasonably practicable after the Buyer becomes aware that a Claim or an Indemnity Claim would or could reasonably be made, it will give notice of such fact to the Sellers.

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2	OTHER LIMITATIONS

2.1	The Sellers shall not be liable in respect of a Warranty Claim (excluding a claim under the Tax Warranties) or a Indemnity Claim:

2.1.1	to the extent that the loss or damage giving rise to the claim is recovered by the Company under a policy of insurance or would have been recovered under such a policy but for any change in the terms of insurance after Completion (provided always that the Buyer shall be able to claim from the Sellers an amount equal to one year’s increase in premiums resulting from payment by the insurers of the loss forming the Warranty Claim);

2.1.2	to the extent that specific provision or reserve in respect of the liability was made in the Accounts, or in the Closing Adjustment Accounts;

2.1.3	to the extent that the liability arises or is increased as a result of any voluntary act or omission of the Buyer or the Company or any of their respective directors, employees or agents:

a)	before Completion on the decision or at the request of the Buyer;

b)	after Completion done or suffered outside the ordinary course of business and other than pursuant to a legally binding obligation entered into by the Company before Completion and where the Buyer knew that the voluntary act or omission would give rise to the liability or increase it;

2.1.4	in respect of any matter resulting from a change in the accounting or taxation policies or practices of the Buyer or the Company (including the method of submitting taxation returns) introduced or having effect after Completion;

2.1.5	in respect of any liability or other matter or thing to the extent that it occurs as a result of or is otherwise attributable to any registration not in force at the date of this Agreement or any change of law or administrative practice having retrospective effect which comes into force after the date of this Agreement;

2.1.6	in respect of any retrospective increase in the rates of Tax in force at the date hereof or any alteration to legislation or published HMRC practice in respect of Tax made after the date hereof with retrospective effect;

2.1.7	in respect of a liability which is contingent only unless and until such contingent liability becomes an actual liability and is due and payable, but this paragraph 2.1.7 shall not operate to avoid a claim made with reasonable particularity in respect of a contingent liability within the applicable time limits specified in paragraph 1.

2.2	This paragraph 2.2 shall apply in circumstances

2.2.1	where:

a)	any claim is made against the Company, the Buyer or any other member of the Buyer’s Group which should reasonably be expected to give rise to a claim by the Buyer against any of the Sellers under the Warranties or give rise to an Indemnity Claim (“Third Party Claim”); or

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b)	the Company, the Buyer or any other member of the Buyer’s Group should reasonably be expected to be able to make recovery (whether under insurance or by way of payment, discount, credit, set off, counterclaim or otherwise) from some other person any sum in respect of any facts or circumstances by reference to which the Buyer has or should be reasonably expected to have a claim against any of the Sellers under the Warranties or under the Specific Indemnities; or

c)	the Sellers have paid to the Buyer an amount in respect of a claim under the Warranties or a claim under the Specific Indemnities and subsequent to the making of such payment the Buyer recovers from some other person a sum whether by payment, discount, credit, relief or otherwise from any third party which is referable to that payment.

2.2.2	The Buyer shall (or shall procure that the Company or the relevant member of the Buyer’s Group shall):

a)	in the case of paragraph 2.2.1a) and 2.2.1b) prior to taking any action (other than the giving of notice pursuant to paragraph 1.1 of this Schedule) against any of the Sellers under the Warranties or under the Specific Indemnities (as the case may be) and subject to the Buyer being indemnified and secured to its reasonable satisfaction against all costs and expenses which may be incurred by reason of such action and provided that the Buyer, acting reasonably, agrees with the form of action suggested and does not reasonably expect such action requested to be materially detrimental to the Buyer’s or the Company’s business, take (and shall procure that the Company shall) take all such action as the Sellers may reasonably request in writing to avoid, dispute, resist, compromise, defend or appeal against any such claim against the Company, the Buyer or any other member of the Buyer’s Group as is referred to in paragraph 2.2.1a) or to make such recovery by the Buyer, the Company or any other member of the Buyer’s Group as is referred to in paragraph 2.2.1b) as the case may be.

b)	in the case of paragraph 2.2.1a)

i	give notice to the Sellers as soon as reasonably practicable following the Buyer or the Company becoming so aware of the Third Party Claim or the matters which will or are likely to give rise to the Third Party Claim specifying in reasonable detail the nature of the Third Party Claim;

ii	not make any admission of liability within having first taken all reasonable steps to inform the Sellers of its intention to make such admission;

iii	keep the Sellers reasonably informed of the progress of, and all material developments in relation to, the Third Party Claim and provide the Sellers with copies of all information and correspondence relating to such claim;

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iv	consult in good faith with the Sellers as to any ways in which the Third Party Claim might be avoided, disputed, resisted, mitigated, settled, compromised, defended or appealed; and

v	consider all reasonable proposals of the Sellers to avoid, resist, contest, defend, compromise or remedy the matters which will or are likely to give rise to the Third Party Claim,

c)	In the case of paragraph 2.2.1b):

i	give notice to the Sellers as soon as reasonably practicable following the Buyer or the Company becoming so aware of a right of recovery or the matters which will or are likely to give rise to a right of recovery specifying in reasonable detail the nature of the right of recovery;

ii	take all reasonable steps to maximise the amount recovered in respect of such right of recovery;

iii	inform and consult where practicable with the Sellers in respect of such right of recovery,

iv	to the extent they are legally able to do so, keep the Sellers fully informed of the progress of, and all material developments in relation to, such recovery and provide Christian Moppett and Simon Moppett with copies of all material information and correspondence relating to such recovery;

v	allow the Sellers and their advisers and agents (at their cost) to investigate the right of recovery (including whether and to what extent any amount is payable in respect thereof); and

vi	consider and take account of all reasonable proposals of the Sellers t prior to taking or omitting to take any material action;

vii	not make any admission of liability within having first taken all reasonable steps to inform the Sellers of its intention to make such admission;

d)	in the case of paragraph 2.2.1c) only, repay to the Sellers as soon as practicable and without undue delay an amount equal to the amount recovered upon receipt or, if lower, the amount paid by any Seller to the Buyer less, in either case, the reasonable costs of the Buyer or the Company incurred in recovering such receipt and any amount payable by the Buyer in respect of Tax on the amount recovered.

2.3	The Buyer shall at all reasonable times make available to the Sellers so far as it is reasonably able all information and documents relating to a claim in respect of the Warranties or an Indemnity Claim or to enable the Sellers and their professional advisers to consider such information and documents in respect of any claim under the Warranties or an Indemnity Claim.

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3	MITIGATION

Nothing in this Schedule 5 shall in any way restrict or limit the general obligation at law of the Buyer to mitigate any loss or damage which it may suffer in consequence of any event giving rise to a Warranty Claim.

4	WARRANTIES AND TAX COVENANT

If the Buyer has a Covenant Claim, an Indemnity Claim and a claim under the Warranties it may make a claim under one, some or all but any payment made by the Sellers under:

a)	the Tax Covenant shall be taken into account in assessing the Buyer’s loss under the Warranties and/or the Specific Indemnities;

b)	the Specific Indemnities shall be taken into account in assessing the Buyer’s loss under the Warranties and/or the Tax Covenant; and

c)	the Warranties shall be taken into account in assessing the Buyer’s loss under the Specific Indemnities and/or the Tax Covenant.

5	REMEDIABLE BREACHES

The Sellers shall not be liable for any Warranty Claim to the extent that the fact, matter, event or circumstance giving rise to such Warranty Claim is remediable and is remedied in full to the Buyer’s reasonable satisfaction by, or at the cost and expense of, the Sellers within 30 days of the date on which written notice of such Warranty Claim is given to the Sellers pursuant to paragraph 1.

6	NO DOUBLE RECOVERY

Neither the Buyer nor any member of the Buyer's Group shall be entitled to recover damages, or obtain payment, reimbursement, restitution or indemnity more than once in respect of any shortfall, damage, deficiency, breach or other event or circumstances which gives rise to more than one Claim, Indemnity Claim or claim under the Tax Covenant

7	NO RESCISSION

The Buyer agrees that rescission shall not be available as a remedy for any Warranty Claim, Indemnity Claim or Covenant Claim and the Buyer shall not be entitled to rescind or terminate this Agreement for the same.

8	FRAUD

None of the limitations contained in this Schedule 5 shall apply to any Warranty Claim or Covenant Claim which (or the delay in discovery of which) is the consequence of fraudulent conduct, wilful concealment or wilful non-disclosure by any Seller.

9.	ENVIRONMENT HEALTH & SAFETY

The only Warranties relevant to any Warranty Claim in respect of environmental and health & safety matters shall be those Warranties at paragraph 20 of Schedule 3 of this Agreement

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SCHEDULE 6

specific indemnities

1	The covenant and agreement contained in clause 8 of this Agreement shall apply to the following matters:

1.1.1	any liability incurred by the Buyer after Completion under the Immigration, Asylum and Nationality Act 2006 and/or the Asylum and Immigration Act 1996 in respect of the employment prior to Completion of any of the Company’s directors, officers, workers or employees;

1.1.2	any defects or deficiencies or alleged defects or deficiencies in, or in the quality or fitness for purpose of, any goods supplied or services provided to a third party by the Company or any person for whose acts or defaults the Company is responsible at any time prior to Completion (including any liability under a collateral warranty or other contractual provision), except to the extent that such defects or deficiencies or alleged defects or deficiencies in, or in the quality or fitness for purpose of, any goods supplied or services provided to a third party relate to goods supplied to the Company (which in turn provided or supplied them to such third party) by the Buyer or any member of the Buyer’s Group or recovery is made by the Company under any policy of insurance in force at Completion;

1.1.3	this Agreement not being binding on, or enforceable against, the Trustees by reason of the terms of The Moppett Family Settlement (Douglas Herbert Moppett 2009) or otherwise;

1.1.4	the Sellers not complying with the undertaking in clause 21.7.2;

1.1.5	any costs incurred by the Company following the Completion Date which relate to the provision prior to Completion of certain non-contractual benefits to the Sellers, for example, BUPA healthcare for the Sellers, personal car insurance and life assurance for Christian Moppett.

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SCHEDULE 7

THE JOINT ACCOUNT

1	THE JOINT ACCOUNT

1.1	No amount shall be released out of the Joint Account otherwise than in accordance with this Schedule 7.

1.2	The amount standing to the credit of the Joint Account, excluding interest and any retentions made pursuant to paragraph 1.3 of this Schedule 7, shall subject to the Buyer’s right of set off pursuant to clause 3.6 of this Agreement and any payment being due to the Buyer pursuant to clause 4.9.1, be paid to the Sellers’ and shall belong to and be paid to the Sellers in the proportions set out in part 1 of Schedule 1 on the first anniversary of the Completion Date (the “Payment Date”).

1.3	If, on or before the Payment Date, the Buyer serves on the Sellers, notice of a Claim (such notice to contain, to the extent that they are known to the Buyer, reasonable details of the nature of the claim and the amount claimed and an estimate of the Buyer’s costs in connection with the claim) there shall (if such claims have not been determined and settled in full) be retained in the Joint Account the aggregate of the amount claimed and the costs as specified in the notice (or, if less, the amount standing to the credit of the Joint Account) pending determination of the Claim.

1.4	For the purposes of this Schedule 7, a Claim shall be treated as determined if:

1.4.1	the Claim is withdrawn by the Buyer by written notice to the relevant Sellers;

1.4.2	the Claim is settled (as to both liability and quantum) by written agreement between the relevant Sellers and the Buyer;

1.4.3	the Claim is determined by a court of competent jurisdiction (as to both liability and quantum) from which there is no right of appeal, or from whose judgment the relevant party is debarred (by passage of time or otherwise) from making an appeal; or

1.4.4	the Buyer has failed to issue and serve legal proceedings within 9 months of giving notice of the Claim.

1.5	If, following the Payment Date, the amount standing to the credit of the Joint Account (or any part of it) continues to be held in the Joint Account pending resolution of any outstanding Claim, the following provisions shall apply:

1.5.1	upon each outstanding Claim being determined, the parties shall, as soon as reasonably practicable and in any event within 5 Business Days of the outstanding Claim being determined, instruct the Sellers’ Solicitors and the Buyer’s Solicitors to release to the Buyer from the Joint Account any unpaid Due Amount in respect of that outstanding Claim or, if lower, the amount standing to the credit of the Joint Account; and

1.5.2	after all outstanding Claims have been determined and all Due Amounts have been paid to the Buyer in full, the parties shall, as soon as practicable, instruct the Sellers’ Solicitors and the Buyer’s Solicitors to release to the Sellers the remaining balance (if any) standing to the credit of the Joint Account.

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1.6	The payment of any sum to the Buyer pursuant to paragraph 1.5 of this Schedule 7 shall not in any way prejudice or affect any other rights or remedies of the Buyer for the purpose of recovering any amount due from the Sellers and not satisfied by payment made out of the Joint Account.

1.7	The interest accrued on the monies in the Joint Account shall belong and be paid to the Sellers and the Buyer in proportion to the respective amounts of the monies released to each of them from time to time from the Joint Account.

1.8	Each of the Sellers and the Buyer shall procure that the Sellers’ Solicitors and the Buyer’s Solicitors are given instructions from time to time to operate the Joint Account in accordance with the terms of this Agreement.

1.9	Payment made from the Joint Account shall be net of any tax, and any bank charges for which the Buyer’s Solicitors and the Sellers’ Solicitors may be accountable as the account holders and any charges and expenses incurred by them in their capacity as account holders.

1.10	Any payments due from the Joint Account to the Buyer under paragraph 1.5 shall (to the extent permitted by law) be treated as a reduction of the Consideration.

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SCHEDULE 8

adjustment

1	PREPARATION AND AGREEMENT OF CLOSING ADJUSTMENT ACCOUNTS AND WORKING CAPITAL STATEMENT

1.1	The Buyer shall procure that the Company shall, in accordance with paragraph 3 of this Schedule 8 prepare draft Closing Adjustment Accounts and a Working Capital Statement, and deliver a copy thereof to the Sellers and the Sellers’ Accountants within 45 days of Completion.

1.2	The Sellers and the Sellers’ Accountants may review the draft Closing Adjustment Accounts and Working Capital Statement in order to satisfy themselves that they have been prepared in accordance with the provisions of this Agreement and in particular, paragraph 3 of this Schedule 8 (the “Review Period”). Unless within 21 days of receipt of the draft Closing Adjustment Accounts and the Working Capital Statement by the Sellers and the Sellers’ Accountants (excluding the day of receipt) one or more of the Sellers notifies the Buyer in writing, giving reasonable particulars and reasons, of any respect in which they are not satisfied that the details of the draft Closing Adjustment Accounts and Working Capital Statement are correct and any adjustments which, in the Sellers opinion should be made to the draft Closing Adjustment Accounts and Working Capital Statement, then the contents of the draft Closing Adjustment Accounts and Working Capital Statement shall be final and binding as between the Buyer and the Sellers.

1.3	During the Review Period, the Buyer shall upon reasonable notice and during normal business hours, permit the Sellers and the Sellers’ Accountants to access and review the Buyer’s working papers relating to the preparation of the draft Closing Adjustment Accounts and Working Capital Statement and such books and records of the Company as the Sellers or the Sellers’ Accountants may reasonably require for the purpose of reviewing the draft Closing Adjustment Accounts and Working Capital Statement.

1.4	If the Sellers do so notify the Buyer that they are not satisfied, the parties shall, within the period expiring 21 days after receipt of the written notice by the Buyer (excluding the day of receipt), endeavour to resolve the matter and if the matter is not so resolved it shall be resolved by an accountant (the “Independent Accountant”) in accordance with the provisions of paragraphs 1.8 and 1.10 of this Schedule 8.

1.5	The Buyer and the Sellers shall and the Buyer shall procure that the Company shall provide the Sellers and the Buyer and their respective professional advisers with all relevant papers and all information and explanations as are reasonably required for the proper preparation of the Closing Adjustment Accounts and Working Capital Statement.

1.6	The Sellers and the Buyer will each pay their own costs and expenses in connection with the preparation, review and agreement of the Closing Adjustment Accounts and Working Capital Statement.

1.7	The Independent Accountant shall be a firm of chartered accountants agreed on by the Sellers and the Buyer or, if they cannot agree on such appointment and the terms of its appointment within 10 Business Days of either party giving notice in writing to the other that it requires an Independent Accountant to be appointed, such firm of chartered accountants as may be nominated on the application of either one of them by the President or other senior officer for the time being of the Institute of Chartered Accountants in England and Wales and to agree his terms of appointment on behalf of the parties.

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1.8	Except for any procedural matters, or as otherwise expressly provided in this Schedule, the scope of the Independent Accountant’s determination shall be limited to determining the unresolved matters in dispute or the subject of disagreement relating to:

1.8.1	whether the draft Closing Adjustment Accounts and Working Capital Statement have been prepared in accordance with the requirements of this Schedule;

1.8.2	whether any errors have been made in the preparation of the draft Closing Adjustment Accounts and Working Capital Statement; and

1.8.3	any consequential adjustments, corrections or modifications that are required in order for the draft Closing Adjustment Accounts and Working Capital Statement to have been prepared in accordance with the requirements of this Schedule.

1.9	If any disagreement or dispute over the Closing Adjustment Accounts and Working Capital Statement is referred to the Independent Accountant:

1.9.1	the parties will each co-operate with the Independent Accountant in resolving such disagreement or dispute, and for that purpose will provide to him such information, documentation, books and records as he may reasonably require;

1.9.2	the parties shall be entitled to make submissions to the Independent Accountant including oral submissions and each party shall, with reasonable promptness, supply the other party with all such information and access to its documentation, books and records as the other party may reasonably require in order to make a submission to the Independent Accountant in accordance with this paragraph;

1.9.3	the Independent Accountant shall have the right to seek such professional assistance and advice as he may require;

1.9.4	the fees of the Independent Accountant and other professional fees incurred by him shall be paid 50% by the Sellers and 50% by the Buyer save where the Independent Accountant directs otherwise in writing; and

1.9.5	the Independent Accountant will be requested by both parties to make a decision within 30 days of the referral.

1.10	The Independent Accountant shall act as expert and not as arbitrator and his decision shall save in the event of manifest error or fraud be final and binding on the parties.

1.11	If an appointed Independent Accountant dies or becomes unwilling or incapable of acting, or does not deliver his determination within the period required by this paragraph 1:

1.11.1	the parties shall use all reasonable endeavours to agree the identity and terms of appointment of a replacement Independent Accountant;

1.11.2	if the parties fail to agree and appoint a replacement Independent Accountant within 10 Business Days of a replacement being proposed in writing by a party, then either party may apply to the President or other senior officer for the time being of the Institute of Chartered Accountants of England and Wales to discharge the appointed Independent Accountant and to appoint a replacement Independent Accountant; and

1.11.3	paragraph 1 shall apply in relation to each and any replacement Independent Accountant as if he were the first Independent Accountant appointed.

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1.12	The draft Closing Adjustment Accounts and Working Capital Statement shall be determined as final and binding either pursuant to paragraph 1.2 of this Schedule 8 or as a result of agreement between the Sellers and the Buyer or as a result of the decision of the Independent Accountant pursuant to paragraph 1.9.5 of this Schedule 8.

2	ADJUSTMENT OF THE CONSIDERATION

2.1	If the amount of Cash less the amount of Debt as shown by the Closing Adjustment Accounts:

2.1.1	is a positive figure (i.e. is greater than nil) then the Consideration will be increased by such amount; or

2.1.2	is a negative figure (i.e. is less than nil) then the Consideration will be decreased by such amount,

and the Buyer will satisfy payment of any amount in paragraph 2.1.1 and the Seller will satisfy the payments of any amount in paragraph 2.1.2 in each case in accordance with paragraph 2.3 of this Schedule 8.

2.2	If:

2.2.1	the Actual Working Capital as shown by the Working Capital Statement is less than the Target Working Capital the Sellers shall pay the sum of such shortfall to the Buyer; and

2.2.2	the Actual Working Capital as shown by the Working Capital Statement is more than the Target Working Capital the Buyer shall pay the sum of such excess to the Sellers,

in each case in accordance with paragraph 2.3 of this Schedule 8.

2.3	Any amounts to be paid under paragraph 2.1 or 2.2 of this Schedule 8 shall, subject to the Buyer’s right of set off pursuant to clause 3.6 of this Agreement, be paid to the Buyer’s Solicitors or the Sellers’ Solicitors (as appropriate) within 5 days after the date on which the Closing Adjustment Accounts and Working Capital Statement shall be determined as final and binding.

2.4	The Sellers shall be entitled to share in any increase in the amount of the Consideration as a consequence of amounts payable to them pursuant to paragraph 2.1 or 2.2 in the proportions set opposite their names in column (4) of Schedule 1.

3	BASIS OF PREPARATION

Closing Adjustment Accounts

3.1	Closing Adjustment Accounts shall be prepared using the pro forma accounts schedule in paragraph 3.6 below and subject to any applicable specific policies set out in paragraph 3.3 shall include the same line items listed in such pro forma.

3.2	The Closing Adjustment Accounts shall be prepared on the following basis:

3.2.1	first according to the specific accounting policies set out or referred to in paragraph 3.3 below;

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3.2.2	secondly, if and to the extent an issue is not dealt with in paragraph 3.2.1 and to the extent consistent with UK GAAP in force at the Completion Date, then according to the accounting policies, principles, practices and methodologies adopted in the preparation of the Last Accounts and consistently applied with the Last Accounts; and

3.2.3	thirdly, to the extent an issue is not dealt with in paragraphs 3.2.1 and 3.2.2 then according to UK GAAP at the Completion Date.

3.3	The following policies will be applied in the preparation of the Closing Adjustment Accounts:

3.3.1	the Completion Adjustment Accounts shall not take account of: (i) any event or transaction that occurs or arises, or information that comes to the parties' attention, after the delivery of the draft Completion Adjustment Accounts in accordance with paragraph 1.1 of this Schedule

3.3.2	provision shall be made for any accrued but unpaid corporation tax liability arising on trading profits of the Company up to the Completion Date, after taking account of any available carry forward losses or other reliefs.

3.3.3	any foreign currency (other than Sterling) which qualifies as “Cash”, shall be converted into sterling at the spot exchange rate against sterling as prevailing on the Completion Date, as show on the Bank of England website www.bankofengland.co.uk.

3.3.4	Debt shall not include trading items, supplier debts or similar like items.

Working Capital Statement

3.4	The Working Capital Statement shall be prepared using the pro forma accounts schedule in paragraph 3.7 below by extracting the items as shown in the pro forma accounts schedule in paragraph 3.7 from the Closing Adjustment Accounts including the net VAT liability or receivable included in the figure in the pro forma for ‘other taxes and social security’ (which shall be calculated in the normal way by subtracting the aggregate amount of input VAT on purchase invoices and other inputs from the aggregate amount of output VAT due on sales invoices in the VAT return period).

No Double Counting

3.5	Any amount taken into account in the Closing Adjustment Accounts shall not be taken into account in the Working Capital Statement and any amount taken into account in the Working Capital Statement shall not be taken into account in the Closing Adjustment Accounts

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Pro-Forma

3.6	Closing Adjustment Accounts

£

Fixed Assets

Accumulated Depreciation

Intangibles

Net Fixed Assets

Long Term Creditors

Mortgage

Hire Purchase

Net Assets

Current Assets

Stock and Work in Progress

Trade Debtors

Other Debtors

Directors’ loan account

Provision for bad debts

Prepayments

Cash in Hand

Total Assets

Creditors

Bank Current Accounts

Bank Loan

Trade Creditors

Corporation Tax

Other Taxes & Social Security

Other Creditors

Accruals and Deferred Income

Total Liabilities

Capital and Reserves

Share Capital

B/Fwd Reserves

Profit & Loss Account

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3.7	Working Capital Statement

£

Trade Debtors	+

Stock	+

Total current assets	=

Less:	-

Trade Creditors	-

Net VAT due and payable by the Company to HMRC (calculated by subtracting the aggregate amount of input VAT on purchase invoices and other inputs from the aggregate amount of output VAT due on sales invoices in the VAT return period)	-

Actual Working Capital	=

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SCHEDULE 9

EARN-OUT

1	CONDUCT DURING THE EARN-OUT PERIOD

1.1	The Buyer covenants with the Sellers that during the period commencing on Completion and ending on the first anniversary of the Completion Date the Buyer will act in good faith in its dealings with the Company and shall not knowingly do anything or take any action (or cause or permit anything to be done) with the intention or purpose of avoiding, adversely affecting or reducing the amount of the Earn-Out Profit or artificially distorting the financial performance of the Company.

1.2	Notwithstanding the generality of paragraph 1.1 above, the Buyer hereby undertakes with the Sellers that, during the Earn-Out Period:

1.2.1	the business of the Company shall be carried on in the ordinary course as part of the Buyer’s Group;

1.2.2	it will not cause or permit the Company to cease to carry on all or a material part of its business

1.2.3	it will procure that the Company has sufficient working capital to continue to carry on its business;

1.2.4	except with the prior written consent of the Sellers:

a)	the Company will not sell, transfer or dispose of any material part of its business, assets or undertaking;

b)	the Company will remain a wholly-owned subsidiary of the Buyer;

c)	no resolution will be passed to wind up the Company or to cause the Company to cease to carry on any part of its business, except in circumstances in which the Company is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 or the directors of the Company have received advice to the effect that it is their duty to cause the Company to be wound up having regard to its financial position;

d)	the Company will not enter into any agreement not in the normal course of the business of the Company and/or which is not on an arm’s length basis;

e)	the Company will not enter into any contract or arrangement with any member of the Buyer’s Group other than on normal arms length commercial terms or pay or incur any management or similar charges to any member of the Buyer Group;

f)	not to do anything whereby income which would in the ordinary course of business have been expected to have accrued within the Company is deferred or is excluded therefrom;

g)	the Buyer shall not, and shall procure that no other member of the Buyer’s Group shall, divert or redirect any trading, business opportunities or revenue with customers of the Company;

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h)	subject to paragraph 1.2.4(i) below, the Company will not increase the aggregate remuneration (which shall include all benefits, excluding bonuses) of the employees of the Company in an aggregate amount that exceeds £4,000 per annum;

i)	the Company shall not increase the salary of Arthur Paterson in the amount in excess of £11,000 per annum;

j)	save as referred to in paragraph 1.2.4(k) below, the Company will not pay bonuses to its employees of an aggregate amount in excess of £12,600;

k)	the Company will not pay the 2.5% area sales manager quarterly bonuses and the 5% general manager bonus to its employees other than in accordance with the existing formula used to calculate such bonus payments;

l)	the Company will not pay any member of the Buyer’s Group a management charge or similar payment;

m)	the Company shall not acquire any shares or other membership interest in another entity or all (or a material part) of the assets or undertaking of another entity that affects the Earn-Out Profit;

n)	terminate any of the Consultancy Agreements save in the event of material breach.

1.3	The Buyer shall procure that until the date being the later of (i) three months after the anniversary of the Completion Date or (ii) agreement or determination of the Earn-Out Certificate, the Sellers’ Accountants shall have reasonable access to the working papers of the Company.

2	PREPARATION OF EARN-OUT CERTIFICATE

2.1	The Buyer shall use its reasonable endeavours to ensure that the Earn-Out Accounts are prepared within 60 days of the last day of the Earn-Out Period.

2.2	The Buyer shall within 7 days of completion of the preparation of the Earn-Out Accounts referred to in paragraph 2.1 above, send to the Sellers and the Sellers’ Accountants:

2.2.1	a copy of the Earn-Out Accounts of the Company; and

2.2.2	a certificate issued by the Buyer or its accountant stating:

a)	the Earn-Out Profit for the Earn Out Period;

b)	the adjustments made (in accordance with paragraph 4 of this Schedule 9) in arriving at the Earn-Out Profit; and

c)	the amount of the Earn-Out Consideration (if any) payable in respect of the Earn Out Period (subject to any deduction made in accordance with paragraph 4 below).

(the “Earn-Out Certificate”)

2.3	The Sellers and the Sellers’ Accountants may review the Earn-Out Certificate in order to satisfy themselves that they have been prepared in accordance with the provisions of paragraph 4 of this Schedule 9 (the “Earn-Out Review Period”). Unless within 20 business days of receipt of the accounts and Earn-Out Certificate by the Sellers and Sellers’ Accountants (excluding the day of receipt) any one of the Sellers notify the Buyer in writing, giving reasonable particulars and reasons, of any respect in which they are not satisfied that the Earn-Out Certificate is correct and any adjustments which, in the Sellers opinion should be made to the Earn-Out Certificate, then the contents of the Earn-Out Certificate shall be final and binding as between the Sellers and the Buyer.

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2.4	During the Earn-Out Review Period, the Buyer shall upon reasonable notice and during normal business hours, permit the Sellers and the Sellers’ Accountants to access and review the Buyer’s working papers relating to the preparation of the Earn-Out Certificate and such books and records of the Company as the Sellers or the Sellers’ Accountants may reasonably require for the purpose of reviewing the Earn-Out Certificate.

2.5	If the Sellers’ Accountants do not notify the Buyer that they are not satisfied, the parties shall, within the period expiring 14 days after receipt of the written notice by the Buyer (excluding the day of receipt) endeavour to resolve the matter and if the matter is not so resolved it shall be resolved by an accountant (the “Expert”) in accordance with the provisions of paragraph 2.8 and 2.9 of this Schedule 9.

2.6	The Buyer and the Sellers shall and the Buyer shall procure that the Company shall provide the Sellers and the Buyer and their respective professional advisers with all relevant papers and all information and explanations as are reasonably required for the proper preparation of the Earn-Out Accounts and Earn-Out Certificate.

2.7	The Sellers and the Buyer will each pay their own costs and expenses in connection with the preparation, review and agreement of the Earn-Out Accounts and the Earn-Out Certificate.

2.8	The Expert shall be a firm of chartered accountants agreed on by the Sellers and the Buyer or, if they cannot agree on such appointment and the terms of his appointment within 10 Business Days of either party giving notice to the other that it requires an Expert to be appointed, such firm of chartered accountants as may be nominated on the application of either one of them by the President or other senior officer for the time being of the Institute of Chartered Accountants in England and Wales and to agree his terms of appointment on behalf of the parties.

2.9	Except for any procedural matters, or as otherwise expressly provided in this Schedule, the scope of the Expert’s determination shall be limited to determining the unresolved matters in dispute or the subject of disagreement relating to:

2.9.1	whether the Earn-Out Accounts and the Earn-Out Certificate has been prepared in accordance with the requirements of this Schedule;

2.9.2	whether any errors have been made in the preparation of the Earn-Out Accounts and/or the Earn-Out Certificate; and

2.9.3	any consequential adjustments, corrections or modifications that are required in order for the Earn-Out Accounts and/or the Earn-Out Certificate to have been prepared in accordance with the requirements of this Schedule.

2.10	If any disagreement or dispute over the Earn-Out Certificate is referred to the Expert:

2.10.1	the parties will co-operate with the Expert in resolving such disagreement or dispute, and for that purpose will provide to him such information, documentation, books and records as he may reasonably require;

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2.10.2	the parties shall be entitled to make submissions to the Expert including oral submissions and each party shall, with reasonable promptness, supply the other party with all such information and access to its documentation, books and records as the other party may reasonably require in order to make a submission to the Expert in accordance with this paragraph;

2.10.3	the Expert shall have the right to seek such professional assistance and advice as he may require;

2.10.4	the fees of the Expert and other professional fees incurred by him shall be paid 50% by the Sellers and 50% by the Buyer save where the Expert directs otherwise in writing; and

2.10.5	the Expert will be requested by both parties to make a decision within 30 days of the referral.

2.11	The Expert shall act as expert and not arbitrator and his decision shall save in the event of manifest error or fraud be final and binding on the parties.

2.12	If an appointed Expert dies or becomes unwilling or incapable of acting, or does not deliver his determination within the period required by this paragraph 2:

2.12.1	the parties shall use all reasonable endeavours to agree the identity and terms of appointment of a replacement Expert;

2.12.2	if the parties fail to agree and appoint a replacement Expert within 10 Business Days of a replacement being proposed in writing by a party, then either party may apply to the President or other senior officer for the time being of the Institute of Chartered Accountants of England and Wales to discharge the appointed Expert and to appoint a replacement Expert; and

2.12.3	paragraph 2 shall apply in relation to each and any replacement Expert as if he were the first Expert appointed.

2.13	The Earn-Out Certificate shall be determined as final and binding either pursuant to paragraph 2.3 of this Schedule 9 or as a result of agreement between the Sellers or the Sellers’ Accountants on behalf of the Sellers and the Buyer or as a result of the decision of the Expert pursuant to paragraph 2.10.5 of this Schedule 9.

3	ADJUSTMENT OF THE CONSIDERATION

3.1	The Consideration shall be increased by the amount of the Earn-Out Consideration and the Buyer shall satisfy such increase in accordance with paragraph 3.2 of this Schedule 9.

3.2	The Earn-Out Consideration shall, subject to the Buyer’s right of set-off pursuant to clause 3.6 of this Agreement, be paid to the Sellers’ Solicitors within 5 days after the date on which the Earn-Out Certificate shall be determined as final and binding.

3.3	The Sellers shall be entitled to share in the Earn-Out Consideration in the proportions set opposite their names in column 4 of part 1 of Schedule 1.

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4	BASIS OF PREPARATION OF THE EARN-OUT ACCOUNTS AND EARN-OUT CERTIFICATE

4.1	The accounts of the Company for the Earn-Out Period shall be prepared according to paragraph 5 below and, for the purpose of calculating the Earn-Out Profit, be then adjusted as follows:

4.1.1	after charging or deducting the matters described in paragraph 4.2 below;

4.1.2	after crediting the matters described in paragraph 4.3 below;

4.2	The matters to be charged or deducted shall be:

4.2.1	any profits generated by any employees as described in paragraph 4.3.2, to the extent that such profits relate to sales made to such business sectors other than those which the Company has sold products or services to in the 2 year period to the date of this Agreement;

4.2.2	the amount by which the import freight costs paid by the Company during the Earn-Out Period are less than 2.9% of the aggregate value of purchases made by the Company during the Earn-Out Period;

4.2.3	an amount equal to 50% of the insurance premium paid by the Company in the Earn-Out Period by way of payment of the landlord’s insurance premium, as required pursuant to the Lease.

4.3	The matters to be credited shall be:

4.3.1	the value of any business diverted away from the Company to a member of the Buyer’s Group which would have, a corresponding credit shall be included in the Earn-Out Accounts;

4.3.2	all Employment Costs of any employees who are employed for the primary purpose of helping the Company to expand into business sectors other than those which the Company has sold products or services to with in the 2 year period to the date of this Agreement;

4.3.3	the costs of the auditors of the statutory accounts of the Company to the extent that these exceed £7,500;

4.3.4	the amount by which the Employment Costs of a new finance manager employed by the Company exceeds £50,000;

4.3.5	the amount by which the Employment Costs of Arthur Paterson exceed the sum of £11,000 per annum plus the amount of his Employment Costs immediately prior to the Completion Date;

4.3.6	any amount treated as Debt for the purposes of the Closing Adjustment Accounts;

4.3.7	any management charges, fees or other intra-group charges or like charges made by the Buyer of any of its subsidiary, or Associated Companies or any member of the Buyer’s Group (but not any charge by the Buyer or any of its subsidiary or Associated Companies in respect of services reasonably required by the Company and actually provided on an arm’s length basis) and the fees, remuneration and pension contributions of any director or officer of the Company;

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4.3.8	any sum, costs and expenses relating to the relocation of the current sales manager Arthur Paterson of the Company;

4.3.9	the amount by which the import freight costs paid by the Company during the Earn-Out Period are more than 2.9% of the aggregate value of purchases made by the Company during the Earn-Out Period;

4.3.10	the amounts due to be paid pursuant to the terms of the Consultancy Agreements to Christian Moppett and Simon Moppett being in aggregate £67,000.

5	ORDER OF PRIORITY

5.1	The Earn-Out Accounts shall be prepared on the following basis:

5.1.1	first according to the specific accounting policies set out or referred to in paragraph 6 below;

5.1.2	secondly, if and to the extent an issue is not dealt with in paragraph 6 and to the extent consistent with UK GAAP in force at the Completion Date, then according to the accounting policies, principles, practices and methodologies adopted in the preparation of the Last Accounts and consistently applied with the Last Accounts; and

5.1.3	thirdly, to the extent an issue is not dealt with in paragraphs 5.1.1 and 5.1.2 then according to UK GAAP at the Completion Date.

6	SPECIFIC POLICIES

6.1	For the purposes of preparing the Earn-Out Accounts and the Earn-Out Certificate:

6.1.1	the costs of supply shall be those set out in Schedule 10 of this Agreement; and

6.1.2	the basis on which slow-moving or obsolete stock is deemed to be slow-moving and obsolete and, having been so deemed, is written off shall be as applied in the Last Accounts.

6.2	No account shall be taken of post balance sheet events occurring or information becoming available, in each case, after the delivery of the Earn-Out Certificate to the Sellers and the Sellers’ Accountants.

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SCHEDULE 10

costs of supply

The costs of supply to the Company for the purpose of the Earn-Out shall be calculated as follows:

Goal

For the Buyer to keep the benefit of better pricing he may achieve for existing products in the Seller's product range.

a) Where the Buyer achieves a better cost price for exactly the same product (same vendor, same vendor model number) then the Cost of Sales for that product should be adjusted to the Seller's cost price.

b) Where the Buyer replaces an existing product with a different product, use the Buyer's cost price i.e. no adjustment needed.

c) Where the Buyer introduces a new product, use the Buyer's cost price i.e. no adjustment needed.

Method

1. Prepare the Cost of Sales as normal per the Company's usual policy: Opening Stock, plus Purchases, less Closing Stock.

2. Identify the quantity of units sold for the specific products per (a).

3. Use the stock arrivals data and sales data captured monthly to isolate the units sold which were bought at the better price and the exchange rate at which they were brought in to stock.

-> The following will be known: the price at which the Seller bought the product, the price at which the Buyer bought the product, the number of units, the native currency (e.g. USD) and the rate of exchange to GBP.

4. For each model number the Buyer and Sellers can therefore accurately identify the GBP adjustment each month, arriving at a total adjustment for the 12 month earn-out period.

-> This exposes both the Buyer and the Seller equally to the rate of exchange.

-> This leaves all other things equal and captures shrinkage.

-> This has less opportunity for failure, specifically adjusting a list of known products with known variables, and adds transparency.

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Signed as a deed by ROSMARIE MOPPETT as a trustee of The Moppett Family Settlement (Douglas Herbert Moppett)2009)
)	/s/ Rosmarie Moppett
)

in the presence of:

Signature of witness	/s/ George Hooker

Name (in BLOCK CAPITALS)	GEORGE HOOKER

Address	[address]

Signed as a deed by SIMON MOPPETT as a trustee of The Moppett Family Settlement (Douglas Herbert Moppett) 2009)
)	/s/ Simon Moppett
)

in the presence of:

Signature of witness	/s/ Arthur Paterson

Name (in BLOCK CAPITALS)	ARTHUR PATERSON

Address	[address]

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Signed as a deed by BENJAMIN MOPPETT as a trustee of The Moppett Family Settlement (Douglas Herbert Moppett) 2009)
)	/s/ Benjamin Moppett
)

in the presence of:

Signature of witness	/s/ Philippa Beasty

Name (in BLOCK CAPITALS)	PHILIPPA BEASTY

Address	[address]

Signed as a deed by CHRISTIAN MOPPETT as a trustee of The Moppett Family Settlement (Douglas Herbert Moppett)2009)
)	/s/ Christian Moppett
)

in the presence of:

Signature of witness	/s/ Arthur Paterson

Name (in BLOCK CAPITALS)	ARTHUR PATERSON

Address	[address]

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Signed as a deed by ROSMARIE MOPPETT in the presence of:	)
	)	/s/ Rosmarie Moppett
)

Signature of witness	/s/ George Hooker

Name (in BLOCK CAPITALS)	GEORGE HOOKER

Address

Signed as a deed on behalf of FLORIDA PNEUMATIC MANUFACTURING CORPORATION, a company incorporated in Florida, by Richard A. Horowitz, being a person who, in accordance with the laws of that territory, is acting under the authority of the company

)
)
)	/s/ Richard A. Horowitz
Authorised Signatory

Signed as a deed on behalf of P&F INDUSTRIES, INC, a company incorporated in Delaware, by Richard A. Horowitz, being a person who, in accordance with the laws of that territory, is acting under the authority of the company	)
)
	)	/s/ Richard A. Horowitz
	)	Authorised Signatory

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